Exhibit 10.36

STOCK PURCHASE AGREEMENT

by and among

AMERESCO, INC.,

NU ENTERPRISES, INC.

and

NORTHEAST UTILITIES

Exhibits and Schedules:

Exhibit A

UConn Agreement (Reimbursement and Indemnity Agreement)

Schedule 1

Company Contracts

Schedule 2

Seller's Knowledge List

Schedule 2.03(a)

(i) Company Balance Sheet, (ii) Summary and (iii) Methodology

Schedule 2.03(d)

Aged Receivables Report

Schedule 3

Disclosure Schedule

Section 3.02

Qualification to do Business

Section 3.04

(b) Non-Contravention and (c) Consents

Section 3.05

Subsidiaries and Investments

Section 3.08

(a) Real Property Leases, (b) Personal Property Leases, and (c)(i) Assets and (ii) Licenses and Permits

Section 3.09

Undisclosed Liabilities

Section 3.10

Taxes

Section 3.12

(a) Benefit Plans, (b) Benefit Plans/Legal Compliance and (c) Benefit Plans/Post-Employment Benefits

Section 3.13

Legal Requirements

Section 3.14

Legal Proceedings

Section 3.15

Material Change

Section 3.16

(a) Company Contracts/Status, (b) Material Compliance, (c) Guarantees and Surety Bonds, (f) Warranty Obligations, (g) Customer Satisfaction and (h) Project Percentage Completion

Section 3.17

Insurance Policies

Section 3.18

(a) Retention Agreements and (b) Company’s Employees

Section 3.19

Broker’s Fees

Section 3.20(c)

Environmental Claims

Section 3.21

Affiliate Transactions

Section 3.22

Intellectual Property

Section 3.23

Business Relationship

Section 3.24

Encumbrances

Section 3.25

Indebtedness

Section 3.26

Full Disclosure

Section 4.02(c)

Buyer Consent

Section 5.01

(a) Operation of Business and (d) Affiliate Contracts

Schedule 7.01(a)

Retained Employees

Schedule 7.01(b)

Continued Plans

Schedule 7.12(l)

Rejected Equipment Leases

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and dated as of February 1, 2006, by and among NU Enterprises, Inc., a Connecticut corporation (the "Seller"), Northeast Utilities, a Massachusetts business trust ("Parent") and Ameresco, Inc .., a Delaware corporation (the "Buyer").  The Seller and the Buyer may each be referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS:

WHEREAS, Seller is the sole shareholder of Select Energy Services, Inc., a Massachusetts corporation (the "Company"), and the Company is engaged in the business of providing energy-related engineering, performance contracting, design-build, and operations and maintenance services to governmental, institutional, and commercial customers (the "Business"); and

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company ( collectively, the "Shares") on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I.

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Adjusted Shareholder’s Equity” has the meaning assigned to such term in Section 2.03(a).

“Adjustment Amount” has the meaning assigned to such term in Section 2.03(a).

“AEI Matter” means the matter styled Select Energy Services, Inc., Plaintiff, vs. Alternate Energy, Inc., Peter J. Nelson and “John Doe”, Defendants, filed in the Supreme Court of the State of New York, County of New York, Index No. 05113987.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

"Arbitrator" has the meaning assigned to such term in Section 2.03(b).

"Assets" has the meaning assigned to such term in Section 3.08(c).

“BARC Contract” means the work, equipment and services to be provided under Beltsville Agriculture Research Center Project Order No. 43-3K06-3-0030 under Contract No. DE-AM01-99EE73682 dated as of September 24, 2003, by and between the United States of America and the Company, as the same may be amended and/or otherwise modified from time to time.

"Bostonia” means Bostonia Partners, LLC and/or its affiliates and special purpose entities, including BFL Funding IV, LLC, used to facilitate the financing of the Company's projects set forth on Schedule 1.

“Bradley Construction Contract” means the Engineering, Procurement and Construction Agreement for the Bradley International Airport Energy Center dated as of May 30, 2001, by and between the State of Connecticut and the Company, as the same may be amended and/or otherwise modified from time to time.

“Bradley O&M Contract” means the Operation and Maintenance Agreement for the Bradley International Airport Energy Center dated as of May 30, 2001, by and between the State of Connecticut and the Company, as the same may be amended and/or otherwise modified from time to time.

"Business" has the meaning assigned to such term in the first recital of this Agreement.

"Business Day" means any day other than a Saturday, Sunday or other day on which banks in Boston, Massachusetts are permitted or required to close by law or regulation.

"Buyer" has the meaning assigned to such term in the first paragraph of this Agreement.

"Buyer Consent" has the meaning assigned to such term in Section 4.02(c).

"Buyer Indemnified Parties" has the meaning assigned to such term in Section 11.02.

“CBS Summary” has the meaning assigned to such term in Section 2.03(a).

“CJTS Construction Contract” means the Engineering, Procurement and Construction Agreement for the Connecticut Juvenile Training School Energy Center dated as of July 21, 2000, by and between the State of Connecticut and the Company, as the same may be amended and/or otherwise modified from time to time.

“CJTS O&M Contract” means the Operation and Maintenance Agreement for the Connecticut Juvenile Training School Energy Center dated as of February 15, 2001, by and between the State of Connecticut and the Company, as the same may be amended and/or otherwise modified from time to time.

“Claim” has the meaning assigned to such term in Section 11.02(b)(ii).

"Cleanup" means all actions required to: (1) clean up , remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

"Closing" has the meaning assigned to such term in Section 2.02.

“Closing Balance Sheet” has the meaning assigned to such term in Section 2.03(a).

"Closing Date" has the meaning assigned to such term in Section 2.02.

"Closing Purchase Price" has the meaning assigned to such term in Section 2.01(b).

"Common Stock" has the meaning assigned to such term in Section 3.03.

"Company" has the meaning assigned to such term in the first recital of this Agreement.

"Company Balance Sheet" has the meaning assigned to such term in Section 3.06(a).

"Company Contract" has the meaning assigned to such term in Section 3.16(a).

"Company Financial Statements" has the meaning assigned to such term in Section 3.06(a).

"Company Plans" means all Plans (a) maintained by or contributed to (or required to be contributed to) by the Company; (b) maintained by or contributed to (or required to be contributed to) by the Seller or any of its Affiliates for the benefit of any employees or former employees of the Company; (c) which cover any employees or former employees of the Company; or (d) any other Plan as to which the Company has or could have any liability.

"Company's Employees" has the meaning assigned to such term in Section 3.18(b).

"Confidentiality Agreement" means the agreement between the Buyer and the Company dated June 21, 2005 ..

“Consent” has the meaning assigned to such term in Section 8.06.

"Construction Contract" means each Company Contract pursuant to which the Company or any of its subsidiaries has an obligation to provide, and the counterparty has an obligation to purchase, construction goods and services.

"Contract" means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding, including without limitation employment and consulting or other contracts with current or former officers, directors, employees, consultants, agents, shareholders or other representatives, labor and other collective bargaining agreements, employment agreements, employee benefit plans and programs and policies, patent, trademark and other intellectual property contracts, agreements for the preferential rights to purchase any prospects or businesses, partnership or joint venture agreements, agreements relating to the acquisition of any business, and contracts for the payments of fees or other consideration to any officers or directors , in each case as amended, modified, supplemented, renewed or extended from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto ..

"Contract Payment" means monies due or to become due under each Task Order, including, without limitation, (i) interest owed by an Ordering Agency under the Prompt Payment Act, as amended, 31 U.S.C. ꞧ3901-3906, (ii) payments owed by an Ordering Agency upon the termination for any reason, in whole or in part, of the Task Order, (iii) the buydown or prepayment in part of amounts owing under the Task Order, (iv) the buyout or prepayment in whole of amounts owing under the Task Order, and (v) any amounts payable as a result of any claims relating to the foregoing under the Contracts Disputes Act, 41 U.S.C. Ꜷ11.

"Consent" has the meaning assigned to such term in Section 8.06.

“Costs” has the meaning assigned to such term in Section 7.12(f).

"Cumulative Financial Statements" has the meaning assigned to such term in Section 3.06(a).

"Damages" has the meaning assigned to such term in Section 11.02.

"Deductible Amount" has the meaning assigned to such term in Section 11.05.

“DEP” has the meaning assigned to such term in Section 7.12(k).

“Difference” has the meaning assigned to such term in Section  2.03(d).

"Disclosure Schedule" means the Schedule 3 attached to this Agreement as a schedule entitled "Disclosure Schedule."

"Disclosure Update" has the meaning assigned to such term in Section 5.04.

"Dispute" has the meaning assigned to such term in Section 11.04(c).

"Dispute Notice" has the meaning assigned to such term in Section 11.04(c).

"Due Amount" has the meaning assigned to such term in Section 7.12(c).

“East Hartford Lease” means the Lease Agreement dated as of February 8, 2001, by and between Fremont Meadow Street, LLC, as landlord, Select Energy Contracting, Inc. and the Company for the premises at 22 Meadow Street, East Hartford, Connecticut, as the same may be amended and/or modified from time to time.

"ECMs" has the meaning assigned to such term in the definition of ESPC.

"Encumbrance" means any charge, claim, lien, option, pledge, security interest or right of first refusal or other restriction on use, voting or transfer.

“End Date” has the meaning assigned to such term in Section 7.12(c).

"Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries ~~,~~  or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Laws" means all federal, state, county, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

"ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"ESPC" means an energy savings performance Company Contract pursuant to which the Company has agreed, among other things, to (a) provide to the Ordering Agency more particularly described in such Contract the resources, services and expertise necessary to implement energy conservation measures ("ECMs") in order to reduce energy consumption at certain facilities, including, without limitation, preliminary energy audits, feasibility analysis, engineering and design services, installations, operation, maintenance, repair, training and emergency response services for energy related equipment, and (b) provide the necessary labor, materials, tools, services, transportation, supplies and all other items required to implement such ECMs.

“Exempt Items” has the meaning assigned to such term in Section 11.02(b)(vi)(N).

"Exhibits" means the exhibits attached to this Agreement.

“Ft. Huachuca Contract” means the means the work, equipment and services to be provided under Order for Supplies or Services under Contract No. DACA87-97-D-0001, Task Order 0002, dated Sept 15, 1998, as the same may be amended and/or otherwise modified from time to time.

"GAAP" means generally accepted accounting principles within the United States as applied to a company the size and character of the Company.

“Goldbelt” means Goldbelt Eagle, LLC.

“Goods” means materials, plant, equipment, consumables and all other items of tangible or personal property required to be supplied under any applicable Contract.

"Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body" means any federal, state, county, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency , whether executive, legislative or judicial in nature ..

"Governing Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) any similar documents adopted or filed in connection with the creation, formation, or organization of a Person that is not a corporation, and (c) any amendment or supplement to any of the foregoing.

"Guaranteed Receivable" means each interest and principal payment receivable and each billed account receivable of the Company reflected on the Closing Balance Sheet which has been outstanding for ninety (90) days or more, without taking into account whether any reserve has been established therefor.

“Guarantees” has the meaning assigned to such term in the definition of Refinancing.

“Hannon Armstrong” means Hannon Armstrong and/or its affiliates and special purpose entities, including Hannie Mae, LLC, used to facilitate the financing of the Company's projects set forth on Schedule 1.

"Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ꜠300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

"Hold Harmless" shall mean indemnify , and, at the Buyer's written request, defend, pursuant to Article XI and the other provisions of this Agreement applicable to indemnification , but with no deduction of any sort, i.e., with liability for all Damages.

“H2O” means H2O Applied Technologies Limited Partnership.

“IBS Summary” has the meaning assigned to such term in Section 2.03(a).

"Indebtedness" has the meaning assigned to such term in Section 3.25.

"Indemnified Party" has the meaning assigned to such term in Section 11.07(a).

"Indemnifying Party" has the meaning assigned to such term in Section 11.07(a).

“Initial Balance Sheet” has the meaning assigned to such term in Section 2.03(a).

"IP Asset" has the meaning assigned to such term in Section 3.22.

"IRC" means the Internal Revenue Code of 1986 as amended from time to time or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code as amended from time to time or any successor law.

"IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Legal Requirement" means any constitution, law, statute, ordinance, code, rule, regulation or other requirement, determination, finding, judgment, writ, order, ruling, injunction, decree or award of any Governmental Body.

"Material Adverse Effect" means (i) a material adverse effect on the assets, properties, prospects, business, condition (financial or otherwise), or results of operations of the affected party (other than material adverse effects that result from economic factors affecting the economy as a whole), (ii) any effect which prevents or materially impairs the affected party's performance of its material obligations under, or the consummation of, this Agreement and the transactions contemplated hereby, or (iii) each adverse effect, which, when taken together with every other adverse effect that would give rise to an indemnification obligation of Seller were it a Material Adverse Effect pursuant to this Agreement, has an aggregate adverse economic impact upon the Company or the Business in excess of Fifty Thousand Dollars ($50,000).  As used in this definition, "affected party" means, except where otherwise specifically set forth in this Agreement, any of the Buyer, the Company, any of its subsidiaries or the Business.

“Methodology” has the meaning assigned to such term in Section 2.03(a).

“MJD Matter” means the matter styled M.J.D. Combustion Sales, Inc. and Rahamin Bazini, Petitioners, against Power Authority of the State of New York, Nassau County Department of Public Works, Easco Boiler Corp., Major Systems, Inc. and Select Energy Services, Inc., Respondents, filed in the Supreme Court of the State of New York, County of Nassau, Index No. 020136/05.

“Natick Lease” means the Lease Agreement dated as of June 11, 1991, by and between LMF Cochituate Corp., as landlord, and the Company for the premises at 24 Prime Park Way, Natick, Massachusetts, as the same may be amended and/or modified from time to time.

"Order" means any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Body or any arbitral tribunal.

"Ordering Agency" means any agency of the United States of America that has entered into an ESPC ..

“Parent” has the meaning assigned to such term in the first paragraph of this Agreement.

"Party" and "Parties" have the meanings assigned to such terms in the first paragraph of this Agreement.

"Person" means any individual, corporation, partnership, limited liability company, trust, association, organization, or other entity or Governmental Body.

"Plan" means any bonus, deferred compensation, incentive compensation, stock purchase, restricted stock, stock option, severance, hospitalization or other medical, life or other insurance, employee welfare, supplemental unemployment benefit, profit-sharing, pension or retirement plan, program, agreement or arrangement or any other employee benefit plan, program, agreement or arrangement, including without limitation any "employee pension benefit plan" and any "employee welfare benefit plan" as those terms are defined in section 3 of ERISA.

"Pre-Closing Tax Liabilities" means all Taxes for which the Company is obligated, to the extent that such Taxes are attributable to or were realized or assessed during or became due and payable during a taxable period or portion thereof ending on or prior to the Closing Date (based on a closing of the books as of the Closing Date), and any other Taxes for which the Company may be held liable by virtue of such entity (or a predecessor of such entity) being a member of any affiliated, combined or other Tax group at any time on or prior to the Closing Date.

"Prime Rate" has the meaning assigned to such term in Section 2.03(c).

"Proceeding" means any action, arbitration, investigation, litigation, or suit , in equity or at law, commenced, brought, conducted, or heard by or before, or otherwise involving, any Person or Governmental Body.

"Purchase Price" has the meaning assigned to such term in Section 2.01(b).

“Rand Whitney Project” means the work, equipment and services to be provided under (i) the Master Development and Construction Agreement dated as of October 28, 2003, by and between Rand-Whitney Containerboard Limited Partnership and Northern Generation Services Company, (ii) the Engineering Procurement & Construction Contract dated as of October 28, 2003 by and between Rand-Whitney Realty, LLC and Northern Generation Services Company, and (iii) the Settlement Agreement and Release dated as of April 12, 2005, by and among Rand-

Whitney Containerboard Limited Partnership, Rand-Whitney Realty, LLC , the Company and Northern Generation Services Company, as each such agreement may be amended and/or otherwise modified from time to time.

“Refinancing” means the refinancing of certain Contract payments currently financed by either Bostonia or Hannon Armstrong and guaranteed by the Parent, as set forth on Section 3.16(c) of the Disclosure Schedule (the “Guarantees”) where such refinancing is mutually acceptable to the Parties and: (i) allows the Parent to notify Hannon Armstrong and Bostonia of the non-renewal of the Guarantees or causes the Guarantees to be released by Hannon Armstrong and Bostonia; (ii) allows the Guarantees to expire no later than at completion of their current term; (iii) provides security reasonably acceptable to the Seller to guarantee repayment to Hannon Armstrong or Bostonia should any payments be required to be made due to energy savings shortfalls relating to the projects financed by Hannon Armstrong and/or Bostonia; (iv) will not cause the Seller or the Parent to have any liability on their respective balance sheets related to the Guarantees or the savings guarantees such Guarantees relate to after the Closing Date; and (v) if the Guarantees are not released at the Closing, an escrow account reasonably acceptable to the Seller is established that: (x) contains sufficient funds to make all repayment obligations required under the Hannon Armstrong and Bostonia financing agreement as they come due, (y) is accessible by the Parent should a claim be made by Hannon Armstrong or Bostonia against the Parent for repayment pursuant to the terms of the Guarantees, and (z) appropriately hedges against interest rate shifts until the expiration of the Guarantees; provided however, that the effecting of the Closing under this Agreement shall be deemed to reflect satisfaction or waiver of the foregoing conditions.

"Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Report Date” has the meaning assigned to such term in Section 2.03(d).

"Required Consent" means each Buyer Consent and each Seller Consent ..

"Scheduled Employee" means each of the Company's Employees who is not a Selected Employee.

"Schedules" means the schedules attached to this Agreement or to be delivered by a Party on or prior to the Closing.

"Section" or "Sections" has the meaning assigned to such terms in Section 12.11.

"Section 338 Election" shall have the meaning assigned to such term in Section 7.08(a).

"Security" has the meaning assigned to such term in Section 3.16 ( c ).

“Selected Employees” has the meaning assigned to such term in Section 7.01(a).

"Seller" has the meaning set forth in the first paragraph of this Agreement.

"Seller Consent" has the meaning assigned to such term in Section 3.04(c).

"Seller Indemnified Parties" has the meaning assigned to such term in Section 11.03.

"Seller's Knowledge" means (i) the actual knowledge of those individuals listed on Schedule 2 hereto, or (ii) what any such individual should have known after reasonable inquiry or had such person exercised due diligence in the performance of such person's duties.

"Shares" has the meaning assigned to such term in the second recital of this Agreement.

“Sigonella Contract” means the work, equipment and services to be provided under Delivery Order Under N47408-00-D-8131, Euromed Energy Savings Performance Contract for NAS Sigonella Delivery Order 0002, dated September 30, 2003, as the same may be amended and/or otherwise modified from time to time.

"Stock Acquisition Right" means any option, warrant, right (preemptive or otherwise), call, commitment, conversion right, right of exchange, stock appreciation rights, plan or other agreement or Contract of any character providing for the purchase, issuance or sale of any securities.

“Supplemental Employee” has the meaning assigned to such term in Section 7.12(d)(i).

"Tangible Property" has the meaning assigned to such term in Section 3.08(c).

"Task Order" means an authorization, a task order or other similar contract (as amended, modified, supplemented, renewed or extended from time to time in accordance therewith, together with all exhibits, schedules, annexes and other attachments thereto) issued by an Ordering Agency to commence an ECM pursuant to an ESPC ..

"Tax" or "Taxes" means any federal, state, local and foreign income, profits, franchise, gross receipts, payroll, employment, sales, use, property, withholding, alternative minimum, estimated, ad valorem, value added, excise and other tax, duty, fee, levy, custom, tariff, impost or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect thereto.  The term "taxable" shall have a correlative meaning.

"Tax Audit" has the meaning assigned to such term in Section 7.03(f).

"Tax Returns" shall mean any report, return, information statement or return, payee statement, notice, form, claim for refund or other document or information provided to or required to be provided to any Governmental Body, with respect to Taxes, including any attachment, amendment and supplement thereto and any return of an affiliated, combined or unitary group.

“Termination Costs” has the meaning assigned to such term in Section 7.01(a).

"Third Party" means any Person or entity other than the Seller, the Buyer , the Company and their respective Affiliates.

"Third Party Claim" has the meaning assigned to such term in Section 11.07(a).

"Transaction Documents" means, collectively, this Agreement and all agreements, instruments, certificates, waivers and other documents executed or delivered in accordance with the terms of this Agreement.

"Transfer Taxes" has the meaning assigned to such term in Section 7.03(j).

"Transition Services Agreement" has the meaning assigned to such term in Section 8.03(i).

"UConn Cogeneration Project" means the 24.9MW cogeneration electrical and steam generation plant project at the Storrs campus of the University of Connecticut designed and constructed by the Company under the UConn Contract.

“UConn Agreement” has the meaning assigned to such term in Section 8.03(h).

“UConn Contract” means the Standard Form of Agreement between Owner and Design/Builder Project No. BI-900886 dated as of December 10, 2003, by and between the University of Connecticut and the Company, as the same may be amended and/or otherwise modified from time to time.

"WARN Act" has the meaning assigned to such term in Section 3.18(c).

“West Haven Contract” means the Fixed Price Construction Subcontract dated as of October 26, 2004, by and between Goldbelt Eagle, LLC and the Company, as the same may be amended and/or otherwise modified from time to time.

“West Haven Project” means the work, equipment and services to be provided under VA Connecticut Healthcare System Prime Contract Number V689C-1008 dated on or about October 12, 2004, by and between the VA Connecticut Healthcare System and Goldbelt Eagle, LLC, as the same may be amended and/or otherwise modified from time to time.

“WNRC Project” means the work, equipment and services to be provided under Washington National Records Center Project Order No. WPJ-04-0156 under Contract No. DE-AM36-99EE73682 dated as of September 30, 2003, by and between the United States of America and the Company, as the same may be amended and/or otherwise modified from time to time.

“York County Contract” means the Energy Equipment, Services and Supply Agreement dated as of November 21, 2001, by and among the County of York, Maine, Select Energy, Inc. and the Company, as the same may be amended and/or otherwise modified from time to time.

“York Indemnity Agreement” has the meaning assigned to such term in Section 8.03(j).

II.

PURCHASE AND SALE OF SHARES

2.01

Purchase and Sale of Shares

(a)

In exchange for the consideration described in subsection 2.01(b), below, the Seller shall sell, assign, transfer and deliver the Shares to the Buyer, and the Buyer shall accept the Shares from the Seller, free and clear of all Encumbrances.  The certificate(s) representing the Shares shall be duly endorsed in blank or accompanied by stock powers duly executed in blank by the Seller.

(b)

In consideration for the transfer described in subsection (a) above and the other rights and privileges provided to Buyer hereunder , the Seller shall pay to the Buyer, and the Buyer shall accept from the Seller, payment of One Million Six Hundred Eighty Four Thousand U.S. Dollars ($1,684,000)  (the "Closing Purchase Price"), payable in immediately available funds at the Closing by wire transfer as instructed by the Buyer prior to the Closing.  The Closing Purchase Price shall be subject to adjustment as set forth in Section 2.03 (as so adjusted, the "Purchase Price").

2.02

Closing

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of the Company, at 10:00 a.m. (local time) on or about the date upon which the Refinancing has closed and a net gain amount of at least Two Hundred Fifty Thousand Dollars, after expenses, has been disbursed to the Buyer from the proceeds of such Refinancing , or, if later, two (2) Business Days following the satisfaction or waiver of all conditions under Articles VIII and IX (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other time and place as the Parties may agree (such specified or other time and date, the "Closing Date") and shall be effective immediately prior to 11:59 pm on the Closing Date.  Subject to the provisions of Article X, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.02 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

2.03

Post-Closing Purchase Price Adjustments

(a)

Schedule 2.03(a) hereto constitutes (i) the Company Balance Sheet marked to reflect those items which shall not be taken into account in calculating any post-Closing adjustment to the Purchase Price (such Company Balance Sheet, after excluding such items not to be so taken into account, the “Initial Balance Sheet”), (ii) a summary of the Initial Balance Sheet (the “IBS Summary”) showing the calculation of the “Adjusted Shareholder’s Equity” as of December 31, 2005, which is equal to negative Seven Hundred Eighty Four Thousand Dollars ($784,000), and (iii) a description of the methodology to be used in calculating the Adjusted Shareholder’s Equity (the “Methodology”).  Within one hundred twenty (120) days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller (x) the Company’s balance sheet prepared in accordance with GAAP for the period ending as of 11:59 pm on the Closing Date (the “Closing Balance Sheet”) and in the form of, and showing any changes in each line item of, the Initial Balance Sheet and (y) a summary of the Closing Balance Sheet in the form of, and showing any changes in each line item of, the IBS Summary, showing the calculation in accordance with the Methodology of the “Adjusted Shareholder’s Equity” as of the Closing Date (the “CBS Summary”).  The absolute value of the difference between negative Seven Hundred Eighty Four Thousand Dollars ($784,000) minus the Adjusted Shareholder’s Equity calculated in accordance with the Methodology and shown on the CBS Summary is defined as the “Adjustment Amount”.  Each of the Parties, and, if applicable, its Affiliates, will provide the other Party, its Affiliates and its independent auditors access for such purpose at all reasonable times to the relevant personnel, properties, books and records with respect to the Company.

(b)

The Seller shall have a period of sixty (60) days following receipt of the Closing Balance Sheet and the CBS Summary to review such statements and to object thereto in writing (" Seller 's Dispute Notice").  If no Seller 's Dispute Notice is delivered to the Buyer with respect to the Closing Balance Sheet or the CBS Summary within such sixty (60) day period, such statements shall be final and binding upon both the Buyer and the Seller.  If the Seller timely delivers a Seller 's Dispute Notice, the Buyer and the Seller shall have a period of sixty (60) days to attempt to amicably resolve in good faith any disputes with respect thereto; if the Buyer and the Seller are unable to resolve all matters in dispute within such sixty (60) day period, then those matters not in dispute shall be promptly paid by the relevant Party in the same manner as if such amounts had been finally determined to be payable under Section 2.03(c), below, and any remaining matters in dispute shall be submitted by either Party for resolution to Ernst & Young (the "Arbitrator").  The Arbitrator shall resolve such disputes by the application of GAAP and the determination of the Arbitrator with respect to those matters in dispute, together with the determination of the Seller and the Buyer with respect to those matters not in dispute, shall become the Closing Balance Sheet , which shall be final and binding on the Parties.  The fees of the Arbitrator shall be borne equally by the Seller and the Buyer.

(c)

Not later than fifteen (15) Business Days after the final determination of the Closing Balance Sheet, (x) if the Adjusted Shareholder’s Equity shown on the CBS Summary is greater than negative Seven Hundred Eighty Four Thousand Dollars ($784,000), then the Buyer shall pay the Seller the Adjustment Amount, or (y) if the Adjusted Shareholder’s Equity shown on the CBS Summary is less than negative Seven Hundred Eighty Four Thousand Dollars ($784,000), then the Seller shall pay the Buyer the Adjustment Amount.  Until made, such payments shall bear daily interest from the Closing Date at an annual rate equal to the prime rate as published in the Wall Street Journal (the “Prime Rate”) plus two percent (2%), and shall be made by wire transfer of immediately available funds to such account as shall be directed by the receiving party.

(d)

On the Closing Date, the Seller shall deliver to the Buyer a report of each interest and principal payment receivable and each billed account receivable of the Company which has been outstanding for ninety (90) days or more as of such date, without taking into account whether any reserve has been established therefor, and such report shall be attached hereto as Schedule 2.03(d) ..  From the Closing Date until the earlier of (i) the delivery of the Guaranteed Receivables report referred to below and (ii) November 30 , 2006, the Buyer shall use reasonable diligence to cause the Company and each of its subsidiaries to pursue collection of each Guaranteed Receivable.  Within sixty (60) days after September 30 , 2006, the Buyer shall cause the Company to prepare and deliver to the Seller a written report disclosing the total amount of the Guaranteed Receivables collected between the Closing Date and the date of preparation of such report (the “Report Date”) and listing the amount outstanding on each Guaranteed Receivable that the Company has not fully collected as of the Report Date.  During the period from the Closing Date until the Report Date, the Company shall apply all payments with respect to the Guaranteed Receivables to the satisfaction of such Guaranteed Receivables. To the extent that (iii) the total amount so collected is less than (iv) the difference between (x) the total amount of Guaranteed Receivables reflected on the Closing Balance Sheet minus (y) the receivable reserve, if any, for TOB0135140 for TYAD HVAC/Maint. Svc. Contract Yr 4 aged over ninety (90) days (which, as of December 31, 2005, equaled $429,141.12) (the amount referred to in clause (iv) minus the amount referred to in clause (iii), the “Difference”), then the Buyer shall have the option, exercisable at the time of the delivery of the foregoing report, of requiring the Seller to pay to the Company an amount equal to the Difference, and the Seller shall do so within fifteen (15) days after receipt of written notice of the Buyer's exercise of such option.  If the Buyer elects to require the Seller to pay for the Difference, then, upon such payment in full, the Buyer shall cause the Company and its subsidiaries to assign to the Seller, or any Person specified by it, free and clear of all liens and effective as of the Report Date, the uncollected Guaranteed Receivables inclusive of all rights to collect the same and the Buyer will thereafter use its commercially reasonable efforts to assist the Seller in the collection of such assigned accounts.  If at any time following the effective date of the assignment to the Seller of uncollected Guaranteed Receivables, the Buyer, any Affiliate of the Buyer, the Company or any of its subsidiaries receives payment in respect of such account, the amount received shall be promptly remitted to the Seller.  Notwithstanding anything herein to the contrary, the rights of the Buyer provided for in this Section 2.03(d) shall be the Buyer's sole and exclusive remedy for any misrepresentations or breach of any warranties in Section 3.06(b) regarding the Guaranteed Receivables.

III.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each of the statements set forth below is true and correct in all respects as of the date hereof and will be true and correct as of the Closing Date; provided that, an exception or qualification set forth in Schedule 3 to this Agreement (the "Disclosure Schedule") with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear or otherwise make the Buyer reasonably aware that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered.   The Seller agrees that, except where a subsidiary of the Company is specifically referred to, each representation and warranty with respect to the Company shall be deemed to apply as well to each subsidiary of the Company as if all assets, liabilities, rights and obligations of, and facts relating to, such subsidiary were assets, liabilities, rights, obligations of, and facts relating to, the Company.   Parent represents and warrants that each of the statements made in Section 3.04(a) below which refer to Seller is true and correct in all respects as of the date hereof as if Seller meant Parent, and will be true and correct as of the Closing Date as if Seller meant Parent.

3.01

Ownership of Shares

The Seller is the record and beneficial owner of all of the Shares, free and clear of all Encumbrances.

3.02

Incorporation and Legal Existence

(a)

The Company is a corporation duly organized, legally existing and in good standing under the laws of the Commonwealth of Massachusetts, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it owns or uses.  The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the absence of qualification could not reasonably be expected to have a Material Adverse Effect.   Section 3.02 of the Disclosure Schedule contains a complete and accurate list of the states in which the Company is qualified to do business as a foreign corporation.

(b)

The Seller is a corporation duly organized, legally existing and in good standing under the laws of the State of Connecticut.

3.03

Capital Stock

The Company's authorized capital stock consists of One Hundred (100) shares of common stock, with a par value of One Dollar ( $1.00) per share ("Common Stock").  The Shares consist of One Hundred (100) shares of Common Stock of the Company, constituting all of the issued and outstanding shares of Common Stock.  No other shares of capital stock are issued or outstanding, and there are no outstanding Stock Acquisition Rights for any capital stock or other securities of the Company other than the rights of the Buyer as contemplated by this Agreement.  All of the Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of pre-emptive rights.  None of the Shares have been issued in violation of federal or state law.

3.04

Power and Authority

(a)

The Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and under such other Transaction Documents.  All corporate, shareholder and other action on the part of the Seller, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents, and for the performance of all obligations of the Seller hereunder and thereunder, has been taken.  Each of this Agreement and each of the Transaction Documents to which the Seller is a party has been or will be duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties thereto, constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether such enforcement is sought in a Proceeding in equity or at law).

(b)

Except as set forth in Section 3.04(b) of the Disclosure Schedule, none of the execution and delivery of this Agreement or any other Transaction Document, the consummation or performance of any of the transactions contemplated hereby and thereby, or the compliance by the Seller with the provisions hereof and thereof, will, directly or indirectly (with or without notice or lapse of time): (i) violate or conflict with any provision of the Governing Documents of Seller or the Company; (ii) violate or conflict with any Legal Requirement or Order applicable to the Seller , the Company or the Business; (iii) violate, breach or constitute a default under the provisions of any material agreement, contract, option, license, instrument, mortgage, obligation , undertaking or other Company Contract that is legally binding; or (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets of the Company, except where the imposition or creation of an Encumbrance would not have a Material Adverse Effect.

(c)

Except as set forth in Section 3.04(c) of the Disclosure Schedule, no notice need be given to, any filing or registration made with, or any authorization, permit, license, waiver, exception, franchise, order, consent, or approval obtained from any Governmental Body or other Person by the Seller or the Company in order for the Parties to consummate the transactions contemplated by this Agreement and for the Buyer and the Company to carry on the Business pursuant to the Contracts and good industry practice (each such item, a "Seller Consent") ..

3.05

Subsidiaries and Investments

Except as set forth in Section 3.05 of the Disclosure Schedule, the Company has no subsidiaries, and does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in, and is not a party to any Contract or interest that would allow it to acquire, any other corporation, partnership, association, trust, joint venture or other entity.  The Company is not, directly or indirectly, subject to any obligation or requirement to provide funds to, or invest in, any Person.

3.06

Financial Statements

(a)

The Company has delivered to the Buyer (i) an unaudited balance sheet of the Company as of December 31 , 2005 (the "Company Balance Sheet"), and related unaudited statements of income and cash flows of the Company for the twelve (12) months ended December 31, 2005 (with the Company Balance Sheet, the "Company Financial Statements"), (ii) an unaudited balance sheet of the Company as of Sept ember 30 , 2005, and related unaudited statements of income and cash flows of the Company for the nine (9) months ended September 30, 2005, and (iii) an unaudited balance sheet of the Company as of December 31 , 2004 (reflecting, as to subsidiaries of the Company, only those subsidiaries listed on Section 3.05 of the Disclosure Schedule), and related unaudited statements of income of the Company for the twelve (12) months ended December 31, 2004 (collectively, the “Cumulative Financial Statements”).  Each of the Cumulative Financial Statements fairly presents the financial condition and the results of operations of the Company as at the date of and for the period referred to therein, and is in accordance with GAAP, subject, in the case of (ii), to normal recurring year-end adjustments (the effect of which, with respect to the Company Financial Statements, will not, individually or in the aggregate, have a Material Adverse Effect ), and the absence of notes.  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

(b)

All accounts receivable and unbilled receivables reflected on the Company Balance Sheet represent, and the accounts receivable and unbilled receivables that will be reflected on the Closing Balance Sheet represent, or will represent, valid obligations of the Company's customers arising from sales actually made or services actually performed in the ordinary course of business of the Company.  There are no rights of set-off or counter-claims against such accounts receivable and unbilled receivables, and the Company Financial Statements reflect the current portion of long term receivables in accordance with GAAP ..

3.07

Books and Records

Copies of the Articles of Organization and By-Laws and any other charter documents of the Company and each of its subsidiaries , as amended to date, have heretofore been delivered to Buyer, and such copies, as so amended, are true, complete and accurate.   Each of the minute books of the Company and each of its subsidiaries , as previously made available to the Buyer and its representatives, contains accurate records of all meetings and consents in lieu of meetings of the board of directors (and committees thereof) and shareholders of the Company.  The books of account and other financial records of the Company, which have been made available to the Buyer, are complete and correct and represent actual, bona fide transactions.  The stock record books of the Company are true, complete and accurate.

3.08

Title to Properties; Encumbrances; Adequacy of Assets

(a)

Except as set forth on Section 3.08(a) of the Disclosure Schedule, (i) the Company does not own any real property, and is not party to any Contract relating to the purchase or sale of real property or any interest in real property , including any lease or sublease, and (ii) no consent of any counterparty to any such lease or sublease is required with respect to the transactions contemplated hereby.  The Company has delivered to Buyer correct and complete copies of each lease or sublease listed in Section 3.08(a) of the Disclosure Schedule , and with respect to each such lease and sublease , ( w ) each such lease or sublease is legal, valid, binding, enforceable, and in full force and effect against the Company and each other party thereto in all material respects , ( x ) all rent and other amounts payable to date thereunder have been paid and the Company is not in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder , ( y ) to Seller's Knowledge there are no material disputes, oral agreements, or forbearance programs in effect as to any such lease or sublease, and the Company has not received any notice of default thereunder , and ( z ) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any leasehold or subleasehold and such leaseholds and subleaseholds are subject to no other Encumbrance affecting the Company's rights thereunder ..

(b)

Section 3.08(b) of the Disclosure Schedule lists and briefly describes all     material personal property leased to the Company.  Except as set forth on Section 3.08(b) of the Disclosure Schedule, no consent of any counterparty to such leases and subleases is required with respect to the transactions contemplated hereby.   The Seller has delivered to the Buyer correct and complete copies of the leases listed in Section 3.08(b) of the Disclosure Schedule.

(c)

Each item of tangible personal property, including inventory, owned or leased by the Company that is (i) worth in excess of Five Thousand Dollars ($5,000) or (ii) reasonably necessary or material to the conduct of the Business (the "Tangible Property") is set forth in Section 3.08(c)(i) of the Disclosure Schedule, together with a complete and accurate depreciation schedule relating thereto, and all such owned Tangible Property is reflected on the Company Balance Sheet.  Except as described in Section 3.08(c)(i) of the Disclosure Schedule, the Company owns, free of Encumbrances, all the properties and assets (whether real, personal, or mixed, whether tangible or intangible) that it purports to own or that are used in the operation of the Business including, without limitation, all of the properties and assets reflected in the Company Balance Sheet or purchased or acquired since the date of the Company Balance Sheet (collectively, the "Assets").  Except as described in Section 3.08(c)(i) of the Disclosure Schedule, (x) the material plant, equipment and materials installed by the Company or which is currently being used in the operations of the Company was properly designed and is in good working order, and (y) the Assets are sufficient and all of the assets necessary for the continued conduct of the Company's Business after the Closing Date in the same manner as conducted prior to the Closing Date.  Each Governmental Authorization which the Company has an obligation to maintain is set forth in Section 3.08(c)( ii ) of the Disclosure Schedule.

3.09

No Undisclosed Liabilities

Except as set forth in Section 3.09 of the Disclosure Schedule, to Seller's Knowledge, the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise, including without limitation liabilities as a guarantor or otherwise with respect to obligations of others, obligations for taxes due or then accrued or to become due, or obligations that would be reflected in the footnotes of an audited balance sheet, except for (a) liabilities or obligations reflected or reserved against in the Company Balance Sheet (in an amount no greater than the dollar amount set forth thereon), and (b) current liabilities incurred in the ordinary course of business since December 31, 2005 which could not reasonably be expected to have a Material Adverse Effect.

3.10

Taxes

The Company has filed or caused to be filed, within the times and manners prescribed by Legal Requirements (taking into account all properly granted extensions), all Tax Returns required to be filed by, or with respect to, it.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes payable by or due from or reserved for by the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company ..  To Seller's Knowledge, except as set forth in Section 3.10 of the Disclosure Schedule, no examination of any Tax Return of the Company is currently in progress or proposed.  There are no outstanding agreements, consents, or waivers extending the statutory period of limitations applicable to any Tax Return of the Company.  Except as set forth in Section 3.10 of the Disclosure Schedule, there are no tax sharing agreements or Contracts to which the Company is a party.  There is no suit, audit, claim or assessment pending or proposed in writing with respect to Taxes of the Company.  There are no written assessments of Taxes from any taxing authority against the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

3.11

No Material Adverse Change

There has not been since November 30, 2005, any change in the business, financial condition or results of operations of the Company, taken as a whole, which constitutes a Material Adverse Effect and neither the Seller nor the Company has knowledge of any such change which is threatened or grounds for any such change; provided however, that the effects of changes in the federal government's energy service performance contracting program authorized in the Energy Policy Act of 2005 shall be excluded from any determination of changes that result in a Material Adverse Effect for the purposes of this Section 3.11.

3.12

Employee Benefits

(a)

Section 3.12(a) of the Disclosure Schedule sets forth all the Company Plans.  Copies of all the Company Plans have been made available to the Buyer.

(b)

Except as set forth in Section 3.12(b) of the Disclosure Schedule, each of the Company Plans has been adopted and operated in substantial compliance with its terms and all applicable Legal Requirements (including, where applicable, ERISA and the IRC).  None of the Company Plans or any trusts relating thereto have engaged in any transaction in connection with which the Company or any fiduciaries of the Company Plans or related trusts is or could be subject either to a civil penalty or other liability under ERISA § §502(i), 406 or 409 or a tax imposed by IRC §4975, and except as set forth in Section 3.12(b) of the Disclosure Schedule no event has occurred and no condition exists with respect to the Company Plans that could subject the Company to any other Tax or penalty under the IRC or civil penalty or other liability under ERISA or other Legal Requirements that could reasonably be expected to have a Material Adverse Effect.  Each Company Plan intended to be "qualified" under §401(a) of the IRC, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the IRC and to the effect that each such trust is exempt from taxation under §501(a) of the IRC or generally eligible to rely on a favorable opinion or advisory letter for a nonstandardized Master and Prototype plan.  To Seller's Knowledge, except as set forth in Section 3.12(b) of the Disclosure Schedule there are no investigations in respect of any Company Plan being conducted or threatened by written or electronic communication, or, to Seller's Knowledge, by oral communication, by any Governmental Body.  There are no pending or, to Seller's Knowledge, threatened claims by or on behalf of any of the Company Plans, by any participant or otherwise involving any such Company Plan or the assets of any Company Plan (other than routine claims for benefits).

(c)

Except as set forth in Section 3.12(c) of the Disclosure Schedule or to the extent that the Seller will remain liable therefor, no person is entitled to post-employment benefits of any kind under any Company Plan or by reason of employment by the Company, including, without limitation, death or medical benefits (whether or not insured) other than coverage mandated by §4980B of the IRC.  Except as set forth in Section 3.12(c) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, officer, director or independent contractor of the Company to severance pay, unemployment compensation or any other similar payments under the Company Plans or any other arrangements; (ii) accelerate the time of payment or vesting, or increase the amount of payments or compensation due any such person; or (iii) result in any prohibited transaction described in ERISA §406 or IRC §4975 for which an exemption is not available.  Except as set forth in Section 3.12(c) of the Disclosure Schedule, each Company Plan can be terminated at the election of the Company without payment of additional contributions or amounts by the Company and without the vesting or acceleration of any benefits.

(d)

No liability under Title IV of ERISA has been incurred by the Seller or the Company, and no condition exists, that presents a risk to the Seller or the Company of incurring a liability of the Company or relating to any Company’s Employee under Title IV of ERISA.  The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Plan maintained by the Seller, the Company or any of their respective Affiliates, and no condition exists that presents a material risk that such proceedings will be instituted.  Neither the Seller nor the Company maintains or contributes to or ever maintained or was required to contribute to (i) any plan or arrangement that is or was subject to Title IV of ERISA or §302 of ERISA or §412 of the IRC, or (ii) any plan or arrangement that is or was a multiemployer plan within the meaning of §3(40) or 4001(a)(3) of ERISA.  No "leased employees," as that term is defined in Section 414(n) of the IRC, perform services for the Company.  The Company has not used the services of workers provided by third party contract labor suppliers, temporary employees, such "leased employees," or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Company Plan or the imposition of penalties or excise taxes with respect to any Company Plan by the IRS, the Department of Labor, or any other Governmental Body.

3.13

Compliance With Legal Requirements; Governmental Authorizations

Except as set forth in Section 3.13 of the Disclosure Schedule, (i) the Company is, and to Seller's Knowledge at all times has been, in material compliance with all applicable Legal Requirements, and neither the Seller nor the Company has received any notice of potential violation of any Legal Requirements related to the Company; and (ii) the Company has all Governmental Authorizations necessary for the conduct of its business as now being conducted unless the failure to possess such Governmental Authorizations could not reasonably be expected to have a Material Adverse Effect and the Company is, and to Seller's Knowledge at all times has been, in material compliance with all of the terms and requirements of each Governmental Authorization and neither the Seller nor the Company has received any notice of a potential violation of any Governmental Authorization related to the Company.

3.14

Legal Proceedings; Orders

(a)

Except as set forth in Section 3.14 of the Disclosure Schedule, (i) there is no pending Proceeding that has been commenced ( A ) by or against the Company or any asset owned, used or held by the Company, or any Security , ( B ) relating to the Business, or ( C ) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby, and no such Proceeding has been threatened by written or electronic or, to Seller's Knowledge, oral notification, (ii) to Seller's Knowledge, there are no investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending, or, to Seller's Knowledge, threatened against or involving the Company or any of its securities, assets or properties , (iii) to Seller's Knowledge, there is no fact, event or circumstance that could reasonable be expected to give rise to any suit, action, claim, investigation or Proceeding, and (iv) there is no Order to which the Company, or any asset owned, used or held for use by the Company, or any Security , is subject and the Company is, and all times has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned, used or held for use by it, or any Security , is or has been subject and neither the Seller nor the Company has received any notice of a potential violation of any such Order.

(b)

Except as set forth in Section 3.14 of the Disclosure Schedule, there is no (i) litigation, suit, action, proceeding, or claim pending or, to Seller 's Knowledge , threatened against the Company or any of its subsidiaries, that (x) affects any such party, or the Assets, or (y) seeks restraint, prohibition, or other injunctive relief in connection with this Agreement or the consummation of the transactions contemplated hereby, nor, to Seller 's Knowledge , are there any events or occurrences currently existing that form a reasonable basis for such litigation, suits, actions, proceedings or claims, and (ii) there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Body or arbitrator outstanding against the Company, any of its subsidiaries, or, to Seller 's Knowledge , any of the Assets, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.15

Absence of Certain Changes and Events

Except as set forth in Section 3.15 of the Disclosure Schedule, since November 30, 2005, the Company has conducted its business in the ordinary course of business and consistent with its past practices and there has not been any:

(a)

payment or increase of any bonuses, salaries, or other direct or indirect compensation to any of the Company's directors, officers or employees (other than payment in the ordinary course of business of salaries) or entry into any employment, severance, or similar agreement with any employee, director, consultant, agent or other representative;

(b)

adoption of, or increase in the payments to or benefits under, any Company Plan;

(c)

damage to or destruction or loss of any assets of the Company, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect    whether or not covered by insurance;

(d)

other than pursuant to the terms of a Construction Contract, sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance on any asset or property of the Company, which constitutes a Material Adverse Effect;

(e)

termination of, or receipt of notice of termination of, any Contract or agreement relating to the Business other than in the ordinary course of business;

(f)

indebtedness incurred for borrowed money by the Company;

(g)

change in the accounting methods or practices, credit practices or collection policies, depreciation or amortization policies or rates used by the Company;

(h)

change in the Company's authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of the  Company or issuance of any security convertible into such capital stock, or any subscriptions, rights (including pre-emptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to its capital stock;

(i)

amendment to the Governing Documents of the Company;

(j)

entry by the Company into any Contract, or the amendment of any Contract to which the Company is a party, or by which it or its assets are bound or subject;

(k)

institution of, becoming a party to, settlement or agreement to settle, any Legal Proceeding;

(l)

payments or agreement to make payments to any Affiliate of the Company or the Seller outside the ordinary course of business;

(m)

declaration or payment by the Company of any dividends or declaration or making of any other distribution of any kind by the Company to its shareholders, or any direct or indirect redemption, purchase or other acquisition of any shares of its capital stock by the Company;

(n)

making by the Company of any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or the making by the Company of any other loan or advance other than in the ordinary course of business;

(o)

except for inventory or equipment acquired in the ordinary course of business, any acquisition of all or any part of the assets, properties, capital stock or business of any other Person;

(p)

incurrence by the Company of any contingent liability as a guarantor with respect to the obligations of others or the cancellation of any material debt or claim owing to it, or waiver by the Company of any of its material rights;

(q)

adoption of a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company;

(r)

revaluation of any portion of its assets, properties or business including, without limitation, any write-down of the value of inventory or other assets or any write-off of notes or accounts receivable other than in the ordinary course of business;

(s)

material change in any of the Company's business policies;

(t)

other than in connection with customer Contracts, capital expenditure in excess of $10,000; or

(u)

agreement by the Company to do any of the foregoing.

3.16

Contracts

(a)

Each Contract to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of them or any of their properties or assets is subject, including each Contract with a customer , each Construction Contract, each material master Contract with a supplier and each Contract pursuant to which the Company or any of its subsidiaries will have any future obligations or liability (each such Contract, a "Company Contract") is set forth on Schedule 1 hereto, and the Buyer has been provided access to a complete and correct copy of each such Company Contract.  All work performed for or on behalf of the Company by any Affiliate of the Company was performed pursuant to a Company Contract.   Except as set forth in Section 3.16(a) of the Disclosure Schedule, (i) each Company Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and as to limitations on the enforcement of the remedy of specific enforcement or other equitable remedies, and (ii) (x) the entry of the Company into the Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of, or a default under, any Company Contract, and (y) no work with respect to which the Company has any obligations or potential liability has been performed by any Person which was an Affiliate of the Company at the time such work was performed which was not performed pursuant to a written agreement between such Affiliate and the Company which is set forth on Schedule 1 ..  The Company Contracts contain all warranties, guarantees, indemnities and other similar undertakings made by the Company or any Affiliate thereof that are currently in effect with respect to the Company or the Business, and the Company Balance Sheet will contain reserves and accruals for such undertakings which are at least equal to a reasonable estimate of the Company's prospective liability for such undertakings.  Each of the Company Contracts will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing Date.  No event has occurred, is pending or is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller, the Company or any of its subsidiaries or any other party under any Company Contract.

(b)

Except as set forth in Section 3.16(b) of the Disclosure Schedule, (i) the Company  is and at all times in the past twelve (12) months has been in material compliance with all applicable terms and requirements of each Company Contract, (ii) to Seller's Knowledge, each other Person that has any obligation under any Company Contract is in material compliance with all applicable terms and requirements of such Company Contract, (iii) the Company has not given to or received from any other Person any written notice or other written communication regarding any actual or alleged violation or breach of, or default under, or lapse or termination of any Company Contract and no party has repudiated in writing any material provision of any Company Contract.   E xcept as set forth in Section 3.16(c) of the Disclosure Schedule, neither the Seller nor any Affiliate of the Seller is directly or indirectly subject to or otherwise liable for any liability or obligation with respect to the Company.

(c)

Section 3.16(c) of the Disclosure Schedule sets forth (i) a list of all surety , payment, performance or efficiency bonds or guaranties or similar security directly or indirectly posted, provided or maintained by or on behalf of the Seller , any Affiliate of the Seller or any other Person in connection with the Company 's or any of its subsidiaries' obligations under any Company Contract (each, a "Security"), and identifies each counterparty thereto and beneficiary thereof, together with the term of each such Security, and (ii) each Construction Contract or Security with respect to which the Company has any obligation or liability, substantial completion was achieved within the last twelve (12) months, and the Company has received written confirmation of the customer's acceptance of all work, and final payment.  Except as specifically noted in Section 3.16(c) of the Disclosure Schedule, (i) there are no projects, work or Company Contracts outstanding on which any Security remains in effect, and (ii) for each Construction Contract under which construction was substantially completed prior to December 31, 2005 and to which a Security applies, the customer's savings thereunder exceeded the guaranteed savings thereunder for each reporting period in 2005 since such construction was completed.

(d)

The Company (A ) except to the extent reserved for or otherwise reflected on the Company Balance Sheet, has performed and otherwise complied in all material respects with the covenants, agreements, duties, obligations, terms and conditions applicable to it under each ESPC that is a Company Contract, each Task Order issued pursuant to any such ESPC, and each Company Contract with any department, agency, bureau or other subdivision of the Ordering Agency, and ( B ) has not received any notice of any dispute, default, opportunity to cure, show cause, termination, intent to terminate or other notice that could affect the obligation of the Ordering Agency to make Contract Payments in full when due.  None of the Company, the Seller, or, to Seller's Knowledge , any other Person, has received any notice that any Ordering Agency will terminate (in whole or in part), fail to renew or otherwise discontinue any Task Order prior to the end of the expected aggregate term of such Task Order.

( e )

There are no outstanding powers of attorney issued by the Company or any of its subsidiaries.

( f )

Section 3.16( f ) of the Disclosure Schedule sets forth each outstanding warranty obligation of the Company or any of its subsidiaries in respect of any Company Contract, the start date of each warranty period thereunder and the annual historical warranty expenditures performed thereunder expressed in dollars for the years 2002-2005 ..

( g)

Except as set forth on Section 3.16(g) of the Disclosure Schedule , over the last three (3) years, (i) none of the Company or any of its subsidiaries has received any written notice (A) stating that any savings guarantee pursuant to any Company Contract or Security has not been realized , (B) stating that any payment due to the Company under any Company Contract or Security is subject to any contest, claim or setoff , or ( C ) expressing dissatisfaction with, nor to Seller's Knowledge, has any customer been dissatisfied with, the Company's performance of its obligations or the operation of any project under any Company Contract; and (ii) except to the extent reserved for or otherwise reflected on the Company Balance Sheet, the Company has substantially performed and received payment in full of all obligations or amounts required or owed to be performed by it to date under all Company Contracts, and , to Seller 's Knowledge , no other party is in default (or would be in default on the giving of notice or the lapse of time or both) under any Company Contract ..

( h )

Section 3.16(h ) of the Disclosure Schedule sets forth , with respect to each Construction Contract as of January 31, 2006, the total dollar value thereunder and the actual percentage of work completed thereunder ..

3.17

Insurance

The Company maintains insurance of the types and in the amounts that the Company reasonably believes are (i) adequate for its business against such risks customarily insured against by similarly situated companies, (ii) in conformity with the requirements of all Contracts to which the Company is a party, and, (iii) to Seller's Knowledge, valid and enforceable in accordance with their terms.  Section 3.17 of the Disclosure Schedule sets forth each policy and binder of such insurance of the Company at the Closing, and for each such policy or binder, sets forth each pending claim thereunder and the aggregate awards paid thereunder for the five (5)

years prior to the date hereof.  The Company has paid all premiums due, and has otherwise performed all of its obligations, under each such policy and binder, and each such policy and binder is in full force and effect.  No material misstatement has been made in applying for each such policy.

3.18

Employees ..

(a)

Except as disclosed in Section 3.18(a) of the Disclosure Schedule:

(i)

the Company is not a party to, or bound by, any collective bargaining agreement with any labor organization applicable to employees of the Company , and no such agreement is currently being negotiated;

(ii)

no representation election petition or application for certification has been filed by any employees of the Company , nor is such a petition or application pending with the National Labor Relations Board or any other Governmental Body, and no labor union is currently engaged in or, to Seller's Knowledge, threatening, organizational efforts with respect to any employees of the Company ;

(iii)

there is no unfair labor practice charge pending, or to Seller's Knowledge, threatened against the Company before the National Labor Relations Board or any other Governmental Body;

(iv)

there is no labor dispute, strike, work stoppage, lockout or other collective labor action involving employees of the Company pending, or to Seller's Knowledge, threatened against or affecting the Company , and the Company has not been the subject of any such collective labor action within the past three years;

(v)

there are no material actions, suits, claims, labor disputes, grievances or controversies pending, or to Seller's Knowledge, threatened , involving the Company or any of its current or former directors, officers or employees arising out of any law governing labor, employment, employment practices or employment discrimination, including, without limitation, any claim for wrongful termination, breach of express or implied contract of employment or for violation of equal employment opportunity laws by the Company or any of its Affiliates; and

(vi)

there currently exists no contract, agreement, understanding or arrangement with the Company pursuant to which any current or former employee of the Company has or, upon termination of employment by the Seller , the Company or , in the case of any of the Company's Employees, the Buyer, would have any right to severance, termination or other similar payments.

(b)

A true and complete list of the names of all employees of the Company as of the date of this Agreement is set forth in Section 3.18 (b) of the Disclosure Schedule (the "Company's Employees").

( c )

The Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health, and wages and hours.  The Seller shall not, at any time within ninety (90) days before the Closing Date, without complying fully with the notice and other requirements of  the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), effectuate (i) a "plant closing" (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Seller; or any similar action under applicable state or foreign law requiring notice to employees in the event of a plant closing or layoff.   The Seller shall Hold Harmless the Buyer from and against any and all claims, losses, damages, expenses, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) which the Buyer may incur in connection with any suit or claim of violation brought against the Buyer or the Company under the WARN Act or any similar state or foreign law, which relates to actions taken by the Seller or the Company with regard to any site of employment or one or more facilities or operating units within any site of employment of the Business affected by this Agreement.

3.19

Brokers or Finders

Other than as set forth in Section 3.19 of the Disclosure Schedule, which lists fees and expenses which are to be paid by the Seller, no broker, finder, agent or similar intermediary has acted for or on behalf of the Company or the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection herewith based on any Contract or other agreement with the Company or the Seller or any action taken by them.

3.20

Compliance with Environmental Laws

(a)

The Company is in material compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).  The Company has not received any communication (written or oral), whether from a Governmental Body, citizens group, employee or otherwise, alleging that the Company is not in such compliance, and there are no past or present (or to Seller's Knowledge, future) actions, activities, circumstances conditions, events or incidents that may prevent or interfere in the future with such compliance with Environmental Laws in effect as of the Closing Date.

(b)

There is no Environmental Claim pending or , to Seller's Knowledge, threatened against the Company or, to Seller's Knowledge, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(c)

Except as set forth in Section 3.20(c) of the Disclosure Schedule, there are no present or, to Seller's Knowledge, past actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company, or to Seller's Knowledge, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(d)

The Company has not, and to Seller's Knowledge, no other person has, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws and in a manner such that there has been no Release or threatened Release of any such substances).

(e)

The Seller has delivered or otherwise made available for inspection to the Buyer true, complete and correct copies of any reports, studies, analyses, tests or monitoring possessed or initiated by the Seller or the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, or regarding the Company's compliance with applicable Environmental Laws.

3.21

Relationships with Related Persons

Except as set forth in Section 3.21 of the Disclosure Schedule, neither the Seller, nor any Affiliate of the Seller, provides any goods or services to the Company and the Company does not use or require goods or services of the Seller or any Affiliate of the Seller to operate the Business.

3.22

Intellectual Property

To Seller's Knowledge, the Company has not interfered with, infringed upon, misappropriated, or violated any intellectual property right of any Person.  To Seller's Knowledge, no Person has interfered with, infringed upon, misappropriated, or violated any intellectual property right of the Company.  No patent or registration has been issued and there are no pending patent applications or applications for registration with respect to any of the intellectual property of the Company.  Section 3.22 of the Disclosure Schedule describes all trademarks, service names, trade names (other than its  legal corporate name as of the date hereof), copyrights, software not owned by the Company, franchises, internet domain names, all applications for any of the foregoing, and all licenses, royalty agreements and similar contracts running to or from the Company relating to the foregoing, in each case that is used in connection with the Business (each, an "IP Asset"), and indicates each such item that will not remain with the Company after the Closing, or as to which the use thereof by the Company may be subject to less advantageous terms following the Closing,  The Company has the right to use each IP Asset as it has been used by the Company, and is in compliance with each Contract relating thereto.

3.23

Business Relationship

Except as indicated on Section 3.23 of the Disclosure Schedule, no customer or subcontractor has terminated or, to Seller's Knowledge, threatened to terminate, any agreements with the Company in the past year, other than terminations for convenience.

3.24

No Encumbrances.

Except as set forth in Section 3.24 of the Disclosure Schedule, the Company has good and marketable title to all of its assets, properties and business, including, without limitation, all of the assets, properties and business reflected on the Company Balance Sheet, in each case, free and clear of any Encumbrance.

3.25

Balance Sheet Indebtedness.

Except as set forth in Section 3.25 of the Disclosure Schedule, all Indebtedness (as such term is defined in this Section 3.25) of the Company as of December 31, 2005 is set forth on the Company Balance Sheet. All Indebtedness so reflected or which has arisen after such date has arisen in the ordinary course of business and represents valid Indebtedness of the Company.  As used herein, the term "Indebtedness" means all items which, in accordance with GAAP , would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date such indebtedness is determined.

3.26

Full Disclosure.

All documents and other papers delivered by or on behalf of the Company or the Seller in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic copies of such documents and papers.  To the extent there is any conflict between any documentation provided to the Buyer in connection with this Agreement and any documents attached to this Agreement, the documents attached hereto shall control and such conflict shall not be deemed a breach of this Section 3.26.  No representation or warranty of the Company or the Seller contained in this Agreement and, to Seller's Knowledge, no document or other paper furnished by or on behalf of the Company or the Seller to the Buyer (or any of its agents) pursuant to this Agreement or in connection with the transactions contemplated hereby, taken as a whole, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.  There is no fact known to the Company or the Seller that has not been disclosed to the Buyer in this Agreement or the Schedules hereto that has a Material Adverse Effect, or (in the reasonable business judgment of the Company or the Seller based on Seller's Knowledge) is likely to have a Material Adverse Effect.

3.27

Disclaimer of Other Representations and Warranties

Without in any way limiting the representations and warranties of the Seller herein, neither the Seller, the Company nor their respective officers, directors, employees, stockholders, Affiliates or representatives have made or make any representation or warranty to the Buyer with respect to any financial projection or forecast relating to the Company, or any ability to refinance on- or off-balance sheet debt.  Without in any way limiting the other representations and warranties of the Seller herein, with respect to any such projection or forecast delivered by or on behalf of the Seller or the Company to the Buyer, the Buyer acknowledges and agrees by its execution hereof that (i) there are uncertainties inherent in attempting to make such projections and forecasts and to achieve refinancings; (ii) it is familiar with such uncertainties; (iii) the Buyer is taking full responsibility for making its own evaluation of all such projections and forecasts and possible refinancings so furnished to it; and (iv) the Buyer shall have no claim against the Seller, the Company or their respective officers, directors, employees, stockholders, Affiliates or representatives with respect to such projections or forecasts and possible refinancings.

IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Seller as follows:

4.01

Incorporation and Legal Existence

The Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.02

Authority; No Conflict

(a)

The Buyer has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and such other Transaction Documents.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(b)

Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will (i) violate any provision of the Buyer's Governing Documents; (ii) violate any Legal Requirement applicable to the Buyer or the transactions contemplated hereby; or (iii) result in the breach or violation of, or constitute a default under, any material agreement to which the Buyer is a party or by which the Buyer may be bound, except, in the case of clauses (ii) and (iii), for such violation, breach, or default which would not, individually or in the aggregate, reasonably be expected to prevent, delay or otherwise interfere with the consummation or performance of any of the transactions contemplated hereby.

(c)

Except as set forth in Section 4.02(c) of the Disclosure Schedule, the Buyer is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby (each such item, a "Buyer Consent") ..

4.03

Certain Proceedings

There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.  To the knowledge of the Buyer, no such Proceeding has been threatened.

4.04

Brokers or Finders

The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby.

4.05

[RESERVED]

4.06

Purchase for Investment

The Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or under any state securities laws.  The Buyer is not an "underwriter" (as such term is defined in the Securities Act), and is purchasing the Shares solely for investment with no present intention to distribute any of the Shares to any Person, and the Buyer will not sell or otherwise dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations thereunder and any applicable state securities laws.  The Buyer is an "accredited investor" as defined under Regulation D promulgated under the Securities Act.

V.

REPRESENTATIONS AND WARRANTIES OF BUYER

5.01

Operation of the Company's Business

Between the date of this Agreement and the Closing Date, the Seller will, or will cause the Company to:

(a)

conduct the affairs of the Company in the ordinary course of business, consistent with past practice; provided, however, that, except as indicated on Section 5.01(a) of the Disclosure Schedule, neither shall the Seller, nor shall the Seller permit the Company to, without the prior written consent of the Buyer, (i) take any action described in Sections 3.15 (a) through (u), (ii) except with respect to requests for proposals to suppliers for projects which are under construction, issue any proposal or request for proposal to any potential customer or supplier other than the USPS Shared Energy Savings (SES) Solicitation No. 1A UTIL-06-A-0001, or (iii) release the Detailed Energy Study for Marine Corps Base, Quantico, or any draft thereof;

(b)

except as otherwise explicitly provided for in this Agreement: preserve the Company’s business organizations intact; use commercially reasonable efforts to keep available the services of the Company’s present officers, employees, consultants and agents; maintain the Company’s present suppliers, customers, licensors, licensees, contractors and others with which the Company has advantageous business relationships and use commercially reasonable efforts to preserve the Company’s goodwill; and conduct the Company’s business in such a manner that the representations and warranties contained in Article III hereof shall continue to be true, complete and accurate in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except for changes contemplated or permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate in all material respects as of such date;

(c)

give prompt written notice to the Buyer of: (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Seller contained in this Agreement, if made on or as of the date of such event or as of the Closing Date, to be untrue or inaccurate in any material respect, except for changes contemplated or permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate in all material respects as of such date; (ii) any material failure of the Company or of any officer, director, employee, consultant or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; (iii) any event of which it has knowledge which will result, or would reasonably be expected to result, in the failure to satisfy the conditions specified in Article VIII hereof; (iv) any notice of, or other communication relating to, a default received by the Company subsequent to the date hereof and prior to the Closing Date, under any Contract; (v) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby other than the Seller’s Consents described in Section 3.04(c) of the Disclosure Schedule; (vi) any notice or other communication received by the Seller or the Company from any Governmental Body in connection with the transactions contemplated hereby other than the Seller’s Consents described in Section 3.04(c) of the Disclosure Schedule; (vii) the occurrence of any event which has, or so far as reasonably can be foreseen at the time of its occurrence, could reasonably be expected to result in , a Material Adverse Effect ; and (viii) any matter hereafter arising which, if existing, occurring or known at the date hereof, would have been required to be disclosed to Buyer under the provisions of this Agreement; provided, however, that no such notification shall affect the representations or warranties of the Seller or the conditions to the obligations of the Seller hereunder; and

(d)

except as set forth in Section 5.01(d) to the Disclosure Schedule, but only to the extent that all obligations of the Company thereunder are properly billed or accrued, and reflected on the Closing Balance Sheet, settle, terminate and extinguish all accounts, debts, payables, receivables , Company Contracts and other obligations between (i) the Company and its subsidiaries, on one hand, and (ii) the Seller and its Affiliates (other than those described in clause (i)), on the other hand, such that, except as set forth in Section 5.01(d) of the Disclosure Schedule or as explicitly provided for in the Transaction Documents, none of the Company and its subsidiaries shall have any obligation of any nature whatsoever to the Seller or any such Affiliates.

5.02

Efforts to Close

Between the date of this Agreement and the Closing Date, the Seller will use its reasonable best efforts to cause the conditions to the Closing to be satisfied such that the Closing Date may occur in accordance with Section 2.02.

5.03

Required Approvals

As promptly as practicable after the date of this Agreement, the Seller will, and will cause the Company to, make all filings required by Legal Requirements, if any, to be made by it prior to the Closing in order to consummate the transactions contemplated by this Agreement.

VI.

COVENANTS OF THE BUYER PRIOR TO CLOSING DATE

6.01

Efforts to Close

Between the date of this Agreement and the Closing Date, the Buyer will use its reasonable best efforts to cause the conditions to the Closing to be satisfied such that the Closing Date may occur in accordance with Section 2.02.

6.02

Required Approvals

As promptly as practicable after the date of this Agreement, the Buyer will make all filings required by Legal Requirements, if any, to be made by it prior to the Closing in order to consummate the transactions contemplated by this Agreement.

6.03

Changes in Representations/Warranties

The Buyer shall give the Seller prompt written notice of any change in any fact respecting which a representation or warranty has been made by it in this Agreement.

VII.

ADDITIONAL AGREEMENTS OF THE PARTIES

7.01

Employment and Plans

(a)

No later than seven (7) days prior to the Closing, the Buyer shall notify the Company of at least fifty (50) of the Company's Employees who shall have the opportunity to remain employed by the Company or to be employed by the Buyer or one of its Affiliates after the Closing on an at-will basis (the “Selected Employees”).  Subject to the confirmation in writing at least one (1) day prior to the Closing Date by such Selected Employee of his or her intention to be so employed, each Selected Employee shall be retained by the Buyer or the

Company on an at-will basis.  On or before the Closing Date, the Seller shall cause the Company to terminate the employment of each Company’s Employee who is not a Selected Employee who has delivered such confirmation, and the Seller shall be liable for all notice, severance, unused vacation, earned but unpaid incentive payments and other benefits arising from or payable upon the termination of employment (the “Termination Costs”) in each such case.   The Buyer agrees that Selected Employees (i) shall receive the same base pay that they received as employees of the Company as of November 30, 2005, (ii) shall be entitled to the same number of days of annual paid vacation that they were entitled to as employees of the Company as of November 30, 2005; provided however, that such paid vacation entitlement may not exceed the maximum paid vacation entitlement offered under the Buyer’s existing vacation plan, (iii) shall be eligible, following the Closing Date, for the benefit plans offered by the Buyer under the terms of such plans, and (iv) following the Closing Date until June 30, 2006, shall be eligible for sales and project incentive payments under the terms of the applicable Company plans as of the Closing Date, and, thereafter, under the terms of such plans maintained by the Buyer.  The Company may, at its discretion, within ninety (90) days following the Closing Date, provide to the Seller a list of not more than ten (10) Selected Employees whose employment is subject to termination by the Company, and the Seller shall be liable for all Termination Costs of each such Selected Employee, including paying directly to each such Selected Employee all Termination Costs that may be paid directly, and reimbursing the Buyer for all additional Termination Costs; provided however, that the Seller shall not be obligated to pay to any Selected Employee described in the foregoing clause any Termination Costs more beneficial than the severance such claimant would have been entitled to as a Scheduled Employee or any vacation pay or sales or incentive compensation earned after the Closing Date.

(b)

The Buyer shall cause the Company to maintain the Company Plans identified on Schedule 7.01(b) (or other benefit plans that provide substantially similar benefits in the aggregate) from the Closing Date through February 28, 2006.

(c)

For purposes of participation and vesting, but not benefit accrual, (i) in the Buyer's defined contribution "401(k)" program and defined benefit retirement program (if any), or (ii) for other differential benefits based on length of service under any arrangements maintained or otherwise provided to Selected Employees by the Buyer after the Closing Date, the Buyer shall credit Selected Employees for prior service with the Company, based upon their date of hire by the Company.

(d)

The Seller shall bear all costs of any retention agreement executed prior to the Closing Date with any Company’s Employee.  The Seller shall pay each Company’s Employee full credit for and use of all vacation time, sick leave or other paid leave, if any, accrued (but unused) up to the Closing Date in accordance with Company policies in effect immediately prior to the Closing Date.

(e)

The Buyer shall take any and all necessary action to cause the trustee of a defined contribution plan of the Buyer, if requested to do so by a Selected Employee, to accept a direct rollover of all or a portion of such Selected Employee's distribution from a Seller employee benefit plan that constitutes an eligible rollover distribution pursuant to Section 402(c)(4) of the IRC ..

(f)

Except as provided in the last sentence of Section 7.01(a) or otherwise explicitly stated in this Agreement or any Transaction Document, from and after the Closing Date, the Buyer shall be solely responsible for all claims, costs, Taxes (all types), charges, liabilities, and termination and severance benefits (if any), of any nature incurred after the Closing Date with respect to the employment or termination of employment of Selected Employees in respect of the period after the Closing Date.  In the event that the Buyer employs, within 180 days of the termination of employment by the Seller or the Company thereof, any Company’s Employee who has received Termination Costs from the Seller pursuant to this agreement, the Buyer shall reimburse the Seller for such Termination Costs.

(g)

No Company's Employee, Selected Employee or Scheduled Employee shall be a third party beneficiary of this Agreement.

7.02

Access

(a)

From the date of this Agreement until the Closing Date, the Seller shall cause the Company to afford the Buyer and its representatives access upon reasonable advance notice, to the Company and its employees as the Buyer may reasonably request in order to consummate the transactions contemplated by this Agreement, and the Seller shall cause the Company to cooperate fully therewith.

(b)

From and after the Closing Date, each Party agrees to cooperate with and to grant to the other Party and its respective officers, employees, attorneys, accountants, representatives and agents, during normal business hours, reasonable access to the such Party's management personnel and such other information and records relating to the Business in their possession after the Closing Date and to permit copying or, where reasonably necessary, to furnish original documents relating to the Business for the purposes of (i) any financial reporting or Tax matters (including without limitation any financial and Tax audits, Tax contests, Tax examination, preparation for any Tax Returns or financial records); (ii) any investigation being conducted by any Governmental Body involving either Party or the Business; (iii) any claims or litigation involving either Party or the Business; or (iv) any similar or related matter.  Each Party shall use its commercially reasonable efforts to ensure that its access to and requests for records and documents pursuant to this Section 7.02(b) are conducted so as not to interfere with the normal and ordinary operation of the other Party's business.  Each Party acknowledges that the records and documents made available to such Party pursuant to this Section 7.02(b) constitute confidential information of the disclosing Party.

7.03

Liability for Taxes

(a)

The Seller shall be responsible for and pay all Pre-Closing Tax Liabilities.

(b)

Except to the extent otherwise provided in Section 7.03(a) above, the Buyer shall be responsible for and pay all Taxes that are payable for a period that ends after the Closing Date and all Taxes arising or resulting from the ownership of the Company after the Closing Date.

(c)

The Buyer shall pay to the Seller the amounts of any refund, abatement or credit of Taxes received (i) for which the Seller has previously indemnified the Buyer and (ii) for Taxes that are attributable to the ownership of the Company on or prior to the Closing Date.

(d)

The Seller shall pay to the Buyer the amounts of any refund, abatement or credit of Taxes received (i) for which the Buyer has previously indemnified the Seller and (ii) for Taxes that are attributable to the ownership of the Company after the Closing Date.

(e)

The Seller shall prepare and timely file or shall cause to be prepared and timely filed and shall remit or cause to be remitted any Taxes due in respect of the following Tax Returns with respect to the Company or in respect of their businesses, assets or operations ~~;~~  : (i) all Tax Returns for any taxable period ending on or before the Closing Date; and (ii) all other Tax Returns required to be filed (taking into account extensions) prior to the Closing Date.  The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns that are required to be filed by or with respect to the Company or in respect of their businesses, assets or operations for taxable years or periods beginning and ending after the Closing Date.  The Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  If the Buyer is required to file any Tax Return for a taxable period beginning before and ending after the Closing Date, the Buyer shall cause such Tax Return to be filed and shall be responsible for the payment of any Tax for such period.  However, the Seller shall pay to the Buyer, as an adjustment to the Purchase Price, the amount by which the Tax attributable to the period through the Closing Date exceeds the amount of such Tax paid (including payments of estimated Tax) on or before the Closing Date.  The Tax attributable to the period through the Closing Date shall be determined using the Tax accounting methods and Tax elections used by the Company before the Closing Date.  The Buyer shall compute the amount of the Tax attributable to the period through the Closing Date and shall notify the Seller of such amount in writing no later than forty-five (45) days prior to filing the Tax Return.  Within twenty (20) days after the date of such notification, the Seller shall pay to the Buyer or the Buyer shall pay to the Seller, as appropriate, the difference between (i) the amount of Tax determined by the Buyer as attributable to the portion of the period through the Closing Date, and (ii) the amount of the Tax for the taxable period paid (including payments of estimated Tax) on or before the Closing Date by the Seller, unless within fifteen (15) days after such date, the Seller notifies the Buyer in writing that the Seller disagrees with the computation of any such amount.  In that case, the Seller and the Buyer shall proceed in good faith to determine the correct amount, and the Seller's payment to the Buyer, or the Buyer's payment to the Seller, shall be due the later of (i) the time specified in the immediately preceding sentence and (ii) ten (10) days after the Seller and the Buyer agree to the amount payable.  The parties agree that if the Company is permitted but not required under applicable state or local Tax laws to treat the Closing Date as the last day of a taxable period, the parties shall treat such day as the last day of a taxable period. Where it is necessary for purposes of this Section 7.03 to apportion between the Seller and the Buyer the Taxes of the Company for a taxable period beginning on or before the Closing Date and ending after the Closing Date (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that Taxes (such as real or personal property Taxes) imposed on a periodic basis shall be allocated on a daily basis. The parties agree that they will treat the Company as if it ceased to be part of the affiliated group of corporations of which the Seller is a member within the meaning of §1504 of the IRC, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

(f)

The Buyer and the Seller agree to cooperate and share all required information on a timely basis in order to timely file all Tax Returns, reports, returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes and for the preparation of any audit, and for the prosecution or defense of any claim or Proceeding relating to any proposed adjustment.  The Buyer and the Seller agree to retain or cause to be retained all Tax Returns, and books and records pertinent to the Business until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Body.  After the Closing Date, the Buyer and the Seller will give each other reasonable notice prior to transferring, discarding or destroying any such Tax Returns, and books and records relating to Tax matters, and the Buyer and the Seller will allow each other upon request to take possession of such Tax Returns, and books and records at the requesting Party's expense.  The Buyer and the Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Business for any Tax purpose.  In the case of a taxable period ending on or before the Closing Date, the Buyer shall be entitled to participate at its expense in any audit or examination by any Governmental Body ("Tax Audit"), but the Seller shall control the Tax Audit.  In the case of a period that begins before and ends after the Closing Date, the Seller shall be entitled to participate at its expense in any Tax Audit relating in any part to Taxes attributable to the portion of such period deemed to end on or before the Closing Date, but the Buyer shall control the Tax Audit. Neither Party nor any of their Affiliates may settle or otherwise dispose of any Tax Audit for which the other Party may have a liability under this Agreement, or which may result in an increase in such other Party's liability under this Agreement, without the prior written consent of such other Party, which consent may not be unreasonably withheld, conditioned or delayed.

(g)

Any payment by a Party hereto to the other Party hereto under this Agreement will be deemed an adjustment to, without giving rise to any additional obligation regarding, the Purchase Price to the maximum extent permitted by law, except that, unless otherwise required by law, on their Tax Returns the Seller and the Buyer will (and will cause their Affiliates to) treat any such payment as an adjustment to the Purchase Price.

(h)

Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 7.03 shall not be subject to any restrictions or limitations other than those expressly set forth in this Section 7.03 and shall survive until, and any claim for indemnification with respect thereto must be made prior to, ninety (90) days after the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

(i)

All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be amended to exclude the Company prior to the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(j)

All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (the "Transfer Taxes"), resulting from the transfer of the Shares pursuant to this Agreement shall be borne by the Seller.

(k)

The Buyer agrees to make the election described in Reg. Section 1.1502-21T(b)(3)(ii)(B) to relinquish, with respect to all consolidated net operating losses attributable to the Company, the portion of the carryback period for which the Company was a member of the consolidated group which included the Seller.

7.04

Consents

The Company, the Seller and the Buyer will cooperate prior to the Closing to obtain any Required Consents from any Person in connection with the execution and delivery of this Agreement, or the consummation or performance of any other transactions contemplated hereby.  After Closing, the Seller and the Buyer shall continue to cooperate in good faith to obtain any Required Consents that were not obtained by the Closing Date.

7.05

Seller Cooperation

The Seller will cause its personnel, and those of its Affiliates, to assist the Company in promptly notifying any customers and suppliers of the Company of the transactions completed pursuant to this Agreement.   The Buyer shall have reasonable right of approval over the content and timing of such notifications.

7.06

Section 338 Election

(a)

At the Buyer's request within 250 days following the Closing Date, the Seller will join with the Buyer in making an election under §338(h)(10) of the IRC (and any corresponding election under state or local Tax law) with respect to the purchase and sale of the stock of the Company hereunder (a "Section 338 Election").  The Seller will include any income, gain, loss deduction, or other Tax item with respect to the deemed sale of assets resulting from the Section 338 Election on its Tax Returns to the extent permitted by applicable law.

(b)

Upon and following the Section 338 Election, if any, the Purchase Price shall be allocated among the assets by the Buyer in a manner that is reasonably acceptable to the Seller.  Such allocation shall be reported on Form 8883 and filed in the manner required by the IRS.  Such allocation is intended to comply with the allocation method required by the Treasury regulations under § 338(h)(10) of the IRC and the parties shall cooperate to comply with all procedural requirements thereunder ..  The Buyer and the Seller agree that they will not take nor will they permit any affiliated Person to take any tax position inconsistent with such allocation; provided, however, that (i) the Buyer's cost for the assets may differ from the total amount allocated thereunder to reflect the Buyer's capitalized transaction costs not included in the amount allocated, and (ii) the Seller's amount realized on the sale of the assets may differ from the total amount so allocated to reflect the Seller's transaction costs that reduce the amount realized.

7.07

Non-Compete

For a period of four (4) years following the Closing Date, (a) except for similar activities that are ancillary to, but reasonably necessary for, the provision of substantially unrelated services, none of the Seller or any of its Affiliates shall engage within the United States, other than through its regulated utilities or regulated Affiliates, as directed or allowed by its respective commissions, in any business activity similar to the Business, including without limitation the financing, development, acting as the general contractor for construction of, or the ownership of, cogeneration, renewable, energy conservation, energy efficiency, or guaranteed energy, water or O&M savings projects, and (b) no unregulated Affiliate of the Parent may voluntarily acquire in any manner any Third Party, 20% or more of the revenues of which, on a consolidated basis with the acquired entities of such Third Party included in such transaction, derive from activities competitive with the Business; provided however, that neither of such prohibitions shall prevent the Parent or any regulated Affiliate from merging with or acquiring or being acquired by a company whose business includes a competitive business.

7.08

Use of Name

The Buyer and its Affiliates (including the Company following the Closing Date) are prohibited from using the name "Select Energy Services" for any purpose from and after ninety (90) days following the Closing Date; provided, however, that (i) the Buyer may continue to use such name with respect to each customer who has the right to approve any change of name until such customer has approved the change of name proposed by the Company, and (ii) the Buyer shall be able to use such name on the Buyer's website and in the Buyer's marketing materials to describe the history of the Company and the Buyer.  The Buyer and the Company shall use commercially reasonable efforts to obtain such consent. The Buyer shall file an amendment to the Company’s Articles of Organization changing the name of the Company within the time period set forth in Section 9.03(e).  The Buyer shall change the Company’s website address, www.selectenergysi.com , as soon as practicable after the Closing Date.

7.09

Brokers' Fees.

The Seller shall pay all fees and related expenses for each item listed in Section 3.19 of the Disclosure Schedule.

7.10

Security ..

The Seller shall maintain, at its sole cost and expense, all Security in accordance with its current terms and the current terms of each applicable Company Contract, and, in the event that any extension of any Security is required due to the action or inaction of the Seller or the Company prior to the Closing Date, the Seller shall obtain such extension; provided that, the Buyer shall indemnify the Seller for any losses, costs or damages of the Seller due to a call on such Security that is caused by the action or inaction of the Buyer or the Company following the

Closing Date and is not caused by the action or inaction of the Seller or the Company on or prior to the Closing Date ; and provided further that the Buyer shall cooperate reasonably with the Seller in the Seller's efforts to persuade Travelers Casualty and Surety Company (“Travelers”) to accept a Buyer guaranty on the basis of the Buyer’s balance sheet credit and to release the Seller and its Affiliates from any liability on Efficiency Guaranty Bond No. 001S103553162 dated August 13, 2001, executed by the Company as Principal and by Travelers as Surety, and relating to the Energy Services Agreement dated August 13, 1998 between the Company and the Commonwealth of Massachusetts.

7.11

[RESERVED]

7.12

Other Covenants and Agreements.

(a)

For a period of three (3) years following the Closing Date , neither the Seller nor any Affiliate thereof will (i) solicit the hire of any employee of the Buyer or the Company, or any Selected Employee not described in the last sentence of Section 7.01(a); provided that, the response of any such employee to a widely circulated notice of job opportunities shall not constitute a breach of such covenant, or (ii) following notification by the Buyer or the Company thereof, hire any Selected Employee in contravention of a non-compete agreement between (x) such Selected Employee and (y) the Buyer or the Company.

(b)

With respect to the West Haven Contract, the Buyer shall cause the Company to bill Goldbelt in accordance with the West Haven Contract for work done under the West Haven Contract, and shall simultaneously send a copy of such bill to the Seller together with a calculation of (i) the total Costs incurred by the Buyer in performing work under the West Haven Contract which were billed to Goldbelt (including the work on the current bill to Goldbelt), with a twenty percent (20%) margin thereon, (ii) the total Costs incurred by the Buyer in performing work under the West Haven Contract which were not billable to Goldbelt, with a twenty percent (20%) margin thereon, which have not been paid to the Company by the Seller, (iii) each amount theretofor billed to Goldbelt which remains past due to the Company, and the number of days that each such payment is overdue, (iv) without duplication of any amount reflected in clause (iii), each amount theretofor billed to Goldbelt which was paid late, and the number of days that each such payment was overdue, and (v) the amount of accrued interest, at the Prime Rate plus two percent (2%), on items (ii), (iii) and (iv) (the sum from time to time of items (ii), (iii) and (v), the “Due Amounts”). When the sum of (i), (ii) and (v) exceeds the remaining amount to be billed to Goldbelt under the West Haven Contract as of the Closing Date , the Seller shall pay the Company the then Due Amounts, and the Seller shall thereafter pay to the Company monthly the sum of all then Due Amounts.  The Buyer shall cause the Company to retain all payments received from Goldbelt; provided however, that the Buyer shall cause the Company to remit to the Seller any payment received from Goldbelt for which the Company has theretofor been paid by the Seller hereunder.

(c)

The Company shall remain responsible for all costs under the Natick Lease for the longer of thirty (30) days following the Closing Date or the date on which the Company vacates the Natick office space (such later date, the “End Date”).  The Company shall be obligated to vacate the space upon fourteen (14) days prior notification by the Seller; provided that the date to vacate provided in such notification may not be prior to the date which is thirty (30) days following the Closing Date.  From and after the End Date, (i) the Seller shall Hold Harmless the Buyer for all Costs relating to the Natick Lease, and (ii) the Seller shall, at its sole cost, take all reasonable actions to assign, assume or terminate such lease and to obtain a written release of the Company from liability thereunder.  Except as otherwise notified by the Buyer to the Seller within fifteen (15) days after Closing, the Seller shall be responsible for the disposal of all Natick office furniture and fittings to be disposed of upon the termination of the Natick Lease.

(d)(i)  At least seven (7) days prior to the Closing Date , the Buyer shall notify the Seller of those Company’s Employees at the Company’s East Hartford office who will be Selected Employees.  In the event that the Seller determines that additional Company’s Employees must be retained in order to satisfactorily service the UConn Cogeneration Project, including the completion of construction, the achievement of final acceptance relating thereto, and staffing for anticipated maintenance and warranty work thereon, the Seller shall notify the Buyer of such Company’s Employees, and the Buyer shall retain each such Company’s Employee (the “Supplemental Employees”).  The Seller shall notify the Buyer when any Supplemental Employee is not needed in order to so satisfactorily service such project.  The Seller shall bear all Costs of (x) the continued employment of each Supplemental Employee by the Company relating to the UConn Cogeneration Project, in each case with a twenty percent (20%) margin, and (y) in the event of the termination of employment of a Supplemental Employee who was substantially dedicated to the UConn Cogeneration Project, all Termination Costs relating thereto, to be paid by the Seller directly to each such Supplemental Employee to the extent feasible; provided however, that the Seller shall not be obligated to pay to any Supplemental Employee described in the foregoing clause any severance more beneficial than such claimant would have been entitled to as a Scheduled Employee.

(ii)  From and after the Closing Date , the Seller will pay directly and Hold Harmless the Buyer for all Costs of the Company under the East Hartford Lease.  Upon achievement of final completion under the UConn Contract, the Seller shall, at its sole expense, remove all furnishings and equipment remaining after the Company has vacated the premises, and take all reasonable actions to assign, assume or terminate such lease and to obtain a written release of the Company from liability thereunder.

(e)

From and after the Closing Date , the Seller shall use its commercially reasonable efforts to obtain the lessor’s approval for a sublease to the Company of space requested by the Company in the Syracuse office of Select Energy New York, Inc. (“SENY”), and shall cause SENY to sublease such space to the Company as a tenant at will who may vacate upon thirty (30) days prior notice, and otherwise under the same terms and conditions and at the same cost per square foot of subleased space as SENY pays under its lease.

(f)

Each reference to the costs of the Buyer or the Company after the Closing shall mean, except as otherwise specifically provided for herein, the sum of (i) internal labor provided by the Buyer or the Company, charged at such provider's fully burdened standard rates in effect from time to time, and (ii) any required third party provided labor, services, goods or materials (including all out of pocket expenses), charged at the cost to the Buyer or the Company (cumulatively sometimes referred to herein as the "Costs").

(g)

From and after the Closing Date , (i) the Company will not retain insurance coverages provided by any Affiliate of the Seller, and (ii) at the Buyer’s option, the Company may retain at its sole cost all insurance coverages held in the Company’s name.

(h)

The Seller shall timely pay (i) all amounts to be paid at any time pursuant to each retention agreement with any Seller’s Employee or otherwise relating to the Company or the Business, and (ii) all earned and due sales commissions relating to the Company or the Business, and shall deliver to the Buyer on or before the Closing Date Schedule 7.12(h), setting forth each Selected Employee who has earned any sale commissions as of such date, and any such amounts remaining to be paid after such date.

(i)

The Seller shall be responsible for, and shall bear all of the costs and expenses of prosecuting and defending, as the case may be, each matter set forth in Section 3.14 to the Disclosure Schedule, including the AEI Matter and the MJD Matter , including the retention of counsel with respect thereto.  The Seller shall retain or pay, as the case may be, all money judgments awarded or settlement amounts agreed relating to such matters.  The Buyer shall cause the Company to, at the Seller’s expense, cooperate as the Seller may reasonably request in providing any documentation relating to such matters, or as necessary to evidence the Seller’s right and authority to act on such matters.  The Seller shall provide the Company with (i) timely copies of all notices, submissions, filings, findings and agreements in such matters, (ii) such details of the status of such matters as the Company may reasonable request from time to time, and (iii) timely opportunity to review and reasonably approve any offer or proposed settlement in such matters that may adversely reflect upon the Company.  To the extent that the Buyer receives any notices and filings in the AEI Matter or the MJD Matter from anyone other than the Seller, the Buyer shall provide a copy of the same to the Seller.

(j)

The Seller shall cooperate in restructuring the obligations of Select Energy, Inc. under the York County Contract such that the Company’s obligations under the York County Contract may be restated in an agreement between the County of York, Maine and the Company such that the Company shall have no obligations or liability with respect to any commodity supply arrangements, including for payments, imbalance charges or failures to deliver ..

(k)

The Buyer shall cause the Company to use commercially reasonable efforts after the Closing Date to:

(i) obtain modifications to (x) air permit number 213-0097 issued by the Connecticut Department of Environmental Protection (the “DEP”) relating to boiler number 1 and (y) air permit number 213-0098 issued by the DEP relating to boiler number 2 at the Bradley International Airport installed under the Bradley Construction Contract that will permit the consumption of up to 19,520,000 cubic feet of natural gas and 62,768 gallons of #2 fuel oil in the two boilers on a rolling 12-month basis;

(ii) effect a resolution, while using reasonable efforts to mitigate the cost thereof, to (w) any breach of Section 3.13 of the Bradley Construction Contract, (x) any breach of

Section 2.9 of the Bradley O&M Contract, (y) any breach of Section 3.13 of the CJTS Construction Contract, and (x) any breach of Section 2.9 of the CJTS O&M Contract;

(iii) recover from the State of Connecticut any charges or penalties (x) from any energy commodity supplier to the Connecticut Juvenile Training School Energy Center project and any other charges relating to the obtaining or provision of natural gas, oil or any other  commodity under the terms and conditions of the CJTS O&M Contract, and (y) from any energy commodity supplier to the Bradley International Airport project and any other charges relating to the obtaining or provision of natural gas, oil or any other commodity under the terms and conditions of the Bradley O&M Contract, and (z) mitigate such charges or penalties by coordinating with the customer as to customer responsibility for commodity supply nominations or liability for such charges or penalties ; and

(iv) recover from the County of York, Maine any Claim relating to any liability of the Company for the procurement, supply or delivery of electricity, oil or any other commodity under the York County Contract until the Company’s obligations under the York County Contract have been restated in an agreement between the County of York, Maine and the Company such that the Company has no exposure to any such claims.

(l)

As of and after the date set forth therefor on Schedule 7.12(l), (i) each of the Buyer and the Company hereby disclaims, and grants by quitclaim to the Seller, any and all rights or interests in, under or relating to, and (ii) the Seller shall retain liability, and Hold Harmless each of the Buyer and the Company, for all costs relating to, the applicable leases and subject equipment described on such Schedule.

VIII.

CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE;

CLOSING DELIVERIES

The Buyer's obligation to purchase the Shares and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

8.01

Accuracy of Representations

The representations and warranties of the Seller contained in this Agreement (as may be modified by the Disclosure Updates) shall be true, complete and correct in all material respects    on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except (i) to the extent that such representations and warranties are qualified by terms such as "material" or "Material Adverse Effect," in which case such warranties and representations shall be true and correct in all respects as so qualified on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; and (ii) for those representations and warranties which address matters only as of a particular date (which shall be true, complete and correct as of such date).

8.02

The Seller's Performance

All of the covenants and agreements that the Seller or the Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

8.03

The Seller's Closing Deliveries

The Seller shall deliver stock certificates representing the Shares to the Buyer in accordance with Section 2.01(a), duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer (i) in form and substance satisfactory to the Buyer and its counsel and (ii) sufficient to vest effectively in Buyer good and marketable title to the Shares free and clear of all Encumbrances.  The Seller shall make the cash payment of the Closing Purchase Price required to be made by the Seller pursuant to Section 2.01(b).  The Seller shall also deliver each of the following documents, duly executed by the Seller where applicable, to the Buyer:

(a)

copies of the Company's Articles of Organization together with any amendments thereto, certified by the appropriate official of The Commonwealth of Massachusetts; (ii) a certificate from the appropriate official of The Commonwealth of Massachusetts to the effect that the Company is in good standing and subsisting in such jurisdiction; and (iii) a certificate from the appropriate official in each jurisdiction in which the Company or any of its subsidiaries is required to be qualified to do business to the effect that such entity is in good standing in such jurisdiction, each of the foregoing dated as of a date less than ten (10) days prior to the Closing Date;

(b)

a certificate of existence for the Seller from the State of Connecticut, dated as of a  date less than ten (10) days prior to the Closing Date;

(c)

a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Seller, certifying that the conditions specified in Sections 8.01 and 8.02 have been fulfilled , together with a certified copy of the Company's By-Laws, together with any amendments thereto ;

(d)

resignations of the officers and directors of the Company, effective as of the Closing Date;

(e)

copies of the requisite resolutions or actions of the Seller's board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of the Seller as being duly adopted and in full force and effect;

(f)

an opinion of the Seller's counsel, Day, Berry & Howard LLP , and the Parent, dated the Closing Date, and in form and substance satisfactory to the Buyer;

(g)

a certificate of non-foreign status of the Seller pursuant to Section 1445(b)(2) of the IRC, in form and substance reasonably satisfactory to the Buyer;

(h)

the Reimbursement and Indemnity Agreement substantially in the form set forth on Exhibit A hereto dated as of the Closing Date and executed by the Parent, the Seller, the Company and the Buyer (the “UConn Agreement”);

(i)

the Transition Services Agreement dated as of the Closing Date and executed by the Seller, the Company and the Buyer (the “Transition Services Agreement”);

(j)

the York Indemnity Agreement dated as of the Closing Date, executed by Select Energy, Inc. and the Company, and in form and substance reasonably satisfactory to the Buyer (the “York Indemnity Agreement”);

(k)

indicia of ownership , good standing and qualifications to do business reasonably satisfactory to Buyer of each of the subsidiaries of the Company, together with all minute books and corporate and financial and other records relating thereto;

(l)

evidence reasonably satisfactory to the Buyer of the termination of any tax sharing agreement between the Company with the Parent or any Affiliate thereof; and

(m)

 such other documents as Buyer may reasonably request.

8.04

No Proceedings

Since the date of this Agreement, there must not have been commenced or threatened against the Buyer, the Seller or the Company any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, including without limitation with respect to beneficial ownership of, any asset or any voting, equity, or ownership interest in, the Company, or any portion of the Purchase Price, (b) that may have the effect of preventing, delaying, or making illegal any of the transactions contemplated hereby, (c) that might affect the right of the Buyer to own, operate or control, after the Closing Date, any of the assets, properties or Business of the Company, or (d) that has, or reasonably could be expected to have, a Material Adverse Effect; provided that any such Material Adverse Effect shall be subject to the terms of Section 8.08.

8.05

No Injunction

There must not be in effect any Legal Requirement or Order issued by any Governmental Body that prohibits consummation of any of the transactions contemplated hereby.

8.06

Consents and Approvals

Each Governmental Authorization and each notice, consent, waiver, condition, permission, approval or action ("Consent") by any Governmental Body or any other Person, including any party to any Contract with the Company (including any amendments and modifications thereto) or any Security relating thereto, (i) necessary for the consummation of the transactions contemplated hereby, including any consents to assignments or transfers or change of control, (ii) required in order for the Company to carry on its Business in accordance with customary industry practice, (iii) required to be obtained by Legal Requirements, or (iv) required in connection with the performance by the Seller of its obligations under such Contracts or any Security or this Agreement, or to assure that such Contracts and Security continue in full force and effect after the consummation of the transactions contemplated hereby without any breach by the Company and without giving any contracting party the right to terminate or modify any such Contract or Security, including in each case those set forth on Sections 3.04(c) of the Disclosure Schedule, shall have been obtained, taken or given, as the case may be, by the Seller and shall be in full force and effect upon and following the Closing Date,  None of the Governmental Authorizations shall contain any terms, limitations or conditions which the Buyer determines in good faith to be materially burdensome to the Buyer or to the Company taken as a whole, or which restrict the Buyer's rights as the sole shareholder of the Company (including, without limitation, its right to participate actively in the management of the Company), or which would prevent the Buyer, its subsidiaries or Affiliates or the Company from conducting their respective businesses in substantially the same manner as conducted on the date hereof.  In the event of a waiver by the Buyer of this condition to Closing with respect to any such Seller Consent , the Seller shall be obligated to obtain such Consent after the Closing Date, and shall Hold Harmless the Buyer from and after the Closing Date for all Damages arising from the Seller's failure to obtain such Seller Consent.

8.07

Project Refinancing.

Closing and disbursement shall have occurred on the Refinancing, the Refinancing shall have been concluded on terms reasonably satisfactory to the Buyer, and the Buyer shall have realized thereon, and received payment of therefrom, a net gain, after all expenses, of at least Two Hundred Fifty Thousand Dollars ( $ 250,000).

8.08

No Material Adverse Effect.

Since the date of this Agreement, there shall have been no Material Adverse Effect , nor shall any event have occurred which so far as can reasonably be foreseen on the Closing Date appears reasonably likely to have a Material Adverse Affect; provided however, for purposes of this Section 8.08, such condition to Closing shall be deemed satisfied if (i) the impact of such Material Adverse Effect is less than Two Hundred Fifty Thousand Dollars ($250,000), and (ii) the Seller shall indemnify the Buyer for such amount ; provided that, to the extent that the subject of such indemnification is otherwise specifically covered in this Agreement, such indemnification shall be effected as so provided for.  For the avoidance of doubt, (a) if such indemnification is addressed as a general indemnification matter, applicable procedures, deductions and caps shall apply, (b) if such indemnification is addressed as a Hold Harmless matter, applicable procedures, deductions and caps shall apply, and (c) if such indemnification is not otherwise provided for under the Agreement, the procedures applicable to a general indemnification shall apply.

IX.

CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE;

CLOSING DELIVERIES

The Seller's obligation to transfer the Shares and the obligations of the Seller to take, and to cause the Company to take, the other actions required to be taken by the Company or the Seller, respectively, at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

9.01

Accuracy of Representations

The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date; except to the extent that such representations and warranties are qualified by terms such as "material" or "Material Adverse Effect " in which case such warranties and representations shall be true and correct in all respects as so qualified on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

9.02

The Buyer's Performance

All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been performed and complied with in all material respects.

9.03

The Buyer's Closing Deliveries

The Buyer shall receive the cash payment of the Closing Purchase Price required to be received by the Buyer pursuant to Section 2.01(b) and shall deliver the following documents, duly executed by the Buyer where applicable :

(a)

a certificate of good standing for the Buyer from the State of Delaware, dated as of a date less than ten (10) days prior to the Closing Date;

(b)

a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Buyer, certifying that the conditions specified in Sections 9.01 and 9.02 have been fulfilled;

(c)

copies of the requisite resolutions or actions of the Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of the Buyer as being duly adopted and in full force and effect;

(d)

an opinion of Buyer's counsel, Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, and in form and substance satisfactory to the Seller;

(e)

Articles of Amendment of the Company's Articles of Organization providing for a change to the Company's name, to be filed within a reasonable period of time following Closing;

(f)

written evidence that the Buyer has obtained satisfactory insurance to replace required insurance which is terminated or withdrawn by the Seller or not assumed by the Buyer;

(g)

the UConn Agreement duly executed by the Buyer;

(h)

the Transition Services Agreement duly executed by the Buyer;

(i)

the York Indemnity Agreement duly executed by the Buyer;

(j)

reasonably satisfactory evidence that the Refinancing has closed; and

(k)

such other documents as the Seller may reasonably request.

9.04

[RESERVED]

9.05

No Proceedings

Since the date of this Agreement, there must not have been commenced or threatened against the Seller or the Company any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may have the effect of preventing, delaying, or making illegal any of the transactions contemplated hereby.

9.06

No Injunction

There must not be in effect any Legal Requirement or any injunction or other order issued by any Governmental Body that prohibits consummation of any of the transactions contemplated hereby.

9.07

Consents and Approvals

All notices, consents, approvals or actions by any Governmental Body or any other Person which are necessary to consummate the transactions contemplated hereby or which are required to be obtained prior to the Closing Date by Legal Requirements must have been obtained and must be in full force and effect.

X.

TERMINATION

10.01

Termination Events

This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)

by the Buyer if (i) the Buyer is not in material breach of its obligations under this Agreement, (ii) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller, and (iii) such breach has not been cured within thirty (30) Business Days after written notice thereof to the Seller;

(b)

by the Seller if (i) the Seller is not in material breach of its obligations under this Agreement, (ii) there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer, and (iii) such breach has not been cured within thirty (30) Business Days after written notice thereof to the Buyer;

(c)

by mutual written consent of the Parties; or

(d)

by any Party if the Closing has not occurred (other than through the breach of material terms or agreements by the Party seeking to terminate this Agreement) on or before (i) the date thirty (30) days following the date of this Agreement (the "Final Closing Date"), (ii) such later date as the Parties may agree upon in writing or (iii) such earlier date as the parties providing the Refinancing may agree that the Refinancing cannot close, or on which the failure to have secured sufficient firm bids would preclude the Refinancing from closing, by the Final Closing Date.   The inability of the Buyer to satisfy the condition precedent to Closing described in Section 8.07 shall be deemed to constitute a basis for termination by the Buyer pursuant to this clause (d), shall not constitute a breach of or a failure to comply with the Buyer's obligations under this Agreement, and shall not give rise to the exercise of any legal remedy or to any claim for Damages against the Buyer.

10.02

Effect of Termination

Each Party's right of termination under Section 10.01 is in addition to any other rights it may have under this Agreement, and the exercise of a right of termination pursuant to Sections 10.01 (a) or (b) will not be an election of remedies.  If this Agreement is terminated pursuant to Sections 10.01 (c) or (d), all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 12.01, 12.02, 12.03, 12.08 and 12.13 will survive.  If this Agreement is terminated by a Party pursuant to Sections 10.01(a) or (b) because of a breach of the Agreement by the other Party or because one or more conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.

10.03

Disclosure Update

From time to time prior to the Closing Date, the Seller shall supplement or amend and deliver updates to the Disclosure Schedule (each a "Disclosure Update") which are necessary to complete or correct any information in the Disclosure Schedule or in any representation or warranty of the Seller which has been rendered inaccurate since the date of execution and delivery of this Agreement.   The Buyer shall waive any right not to close on the basis of such Disclosure Updates, unless (a) the Disclosure Updates constitute all or a portion of any Material Adverse Effect as described in Section 8.08 of this Agreement, or (b) the Buyer notifies the Seller in writing within ten (10) Business Days after receipt of the Disclosure Update, that it will refuse to close as a result of such Disclosure Update, and setting forth the basis for such refusal; provided, however, that the Seller shall have the ability, within thirty (30) Business Days after written notice to the Buyer, to cure any deficiency or breach identified in the notice provided to the Seller.  Any Disclosure Update delivered pursuant to this Section 10.03 shall not constitute a breach by the Seller of any of its representations or warranties hereunder.

10.04

Survival of Representations, Warranties, Covenants and Agreements.

Notwithstanding any right of the Buyer fully to investigate the affairs of the Company and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations, warranties, covenants and Contracts of the Seller contained in this Agreement or in any Schedule, certificate, financial statement or other writing delivered on behalf of the Seller or the Company.

XI.

INDEMNIFICATION; REMEDIES

11.01

Survival

All representations, warranties, covenants, and agreements in this Agreement or any Transaction Document will survive the Closing, subject to Section 11.04.

11.02

Indemnification by the Seller

(a)

Subject to Section 11.05 below, the Seller will indemnify , defend and hold harmless the Buyer, its Affiliates and their respective officers, directors, employees, consultants, assigns, agents and shareholders (collectively, the "Buyer Indemnified Parties") for all Costs, losses, liabilities, claims, damages or expenses (including reasonable attorneys' fees and expenses) (collectively, "Damages"), arising out of any breach of any representation or warranty or any breach or non-fulfillment of any covenant or agreement of the Seller or, prior to the Closing Date, the Company in this Agreement or any other Transaction Document delivered in connection with this Agreement by a Seller Indemnified Party, but specifically excluding, for purposes of a breach of any representation or warranty, any matter disclosed in a Disclosure Update, as provided in Section 10.03.

(b)

Subject to Section 11.05 below, the Seller will Hold Harmless the Buyer Indemnified Parties for all Damages arising out of:

(i)  the claims of any broker or finder engaged or alleged to have been engaged by the Seller, the Company or the Parent ;

(ii)  to the extent not otherwise indemnified hereunder, any claim (including warranty and product liability claims), suit, action, arbitration, proceeding, investigation or other similar matter (collectively, "Claims") which relates to ( A ) products manufactured, leased, sold or delivered or services provided by the Company or any of its subsidiaries prior to the Closing Date , or ( B ) the business or operations of the Company or any of its subsidiaries prior to the Closing Date ;

(iii) any Claim relating to Company, customer or supplier warranty claims arising with respect to warranty periods which began prior to the Closing Date, to the extent that the Damages in the aggregate exceed by Seventy-Five Thousand Dollars ($75,000) the sum of all warranty accruals reflected on the Closing Balance Sheet , in which event the Buyer shall be entitled to all Damages in excess of such total, together with a twenty percent (20%) margin on such Damages;

(iv) any Claim arising from the employment or termination of employment of (A) any Scheduled Employee, (B) any Selected Employee described in the last sentence of Section 7.01(a), or (C) any Supplemental Employee; provided however, that the Buyer shall indemnify the Seller to the extent of any Damages arising from a final and unappealable determination by a court of competent jurisdiction in which the Buyer has been provided adequate opportunity to defend such claim that the termination of employment of such complaining Scheduled, Selected or Supplemental Employee was caused by an act of the Buyer in violation of federal or state employment law; provided further, that the Seller shall not be obligated to pay to any employee described in the foregoing clauses (B) or (C) any severance more beneficial than such claimant would have been entitled to as a Scheduled Employee whose employment was terminated on or prior to the Closing Date;

( v) any Claim relating to the activities of any Affiliate, and any division or past subsidiary thereof, of the Company, including Northeast Generation Services, Co., Select Energy Contracting, Inc., Reed's Ferry, Alert Air, Yankee Energy Services, Denron, HEC International, HEC Energy Consulting Canada, and Southwest HEC Energy Services LLC;

(vi) (A) (I) upon the incurrence of over Five Thousand Dollars ($5,000) in Costs of efforts to obtain modifications to any of (x) air permit number 213-0097 issued by the DEP relating to boiler number 1 and (y) air permit number 213-0098 issued by the DEP relating to boiler number 2 at the Bradley International Airport installed under the Bradley Construction Contract that will permit the consumption of up to an aggregate amount of 19,520,000 cubic feet of natural gas and 62,768 gallons of #2 fuel oil in the two boilers on a rolling 12-month basis (such permits, as so modified, the "Modified Permits"), all Costs, from first dollar, incurred in such efforts, (II) operating any such boiler at any time prior to the Closing Date in violation of the applicable existing air permit, (III) upon or after the Closing Date and prior to the effectiveness of the Modified Permits, operating any such boiler in violation of the applicable air permit in order to supply energy services pursuant to the Bradley O&M Contract, or (IV) upon or after the Closing Date and prior to the effectiveness of the Modified Permits, breaching the Company’s energy services obligations pursuant to the Bradley O&M Contract in order not to operate any such boiler in violation of the applicable existing air permit, in each case together with a twenty percent (20%) margin thereon; provided however, that such margin shall not be applicable to the amount of any penalty assessed and paid in connection with any such violation;

(B) (I) any breach of Section 3.13 of the Bradley Construction Contract, (II) any breach of Section 2.9 of the Bradley O&M Contract, (III) any breach of Section 3.13 of the CJTS Construction Contract, (IV) any breach of Section 2.9 of the CJTS O&M Contract, and (V) commercially reasonable efforts to effect a resolution to any such breaches, together with a twenty percent (20%) margin thereon; provided however, that such margin shall not be applicable to the amount of any penalty assessed and paid in connection with any such violation;

(C) any Claim relating to (I) any charges or penalties from any energy commodity supplier (x) to the Bradley International Airport Project under the terms and conditions of the Bradley O&M Contract or (y) to the CJTS Project under the terms and conditions of the CJTS O&M Contract, in each case including commodity supply imbalance charges, that can not be recovered from the State of Connecticut after commercially reasonable efforts to recover such charges and (II) any Costs of attempting to mitigate such charges or penalties by coordinating with such customer as to customer responsibility for commodity supply nominations or liability for such charges or penalties;

( D) other than as provided for under Section 7.12(b), any Claim relating to or arising from the West Haven Contract;

(E) any Claim relating to or arising out of flood or water damage at the WNRC Project in excess of amounts reserved for such work on the Closing Balance Sheet ;

(F)  any Costs under any Construction Contract of completing the work thereunder to actually achieve the percentage complete amount stated therefor in Section 3.16(h) of the Disclosure Schedule where such percentage complete amount is overstated by more than the lesser of (x) five percent (5%) and (y) Fifty Thousand Dollars ($50,000), with a twenty percent (20%) margin on such Costs for subcontractor costs, subcontractor furnished Goods and in-house labor, and with a ten percent (10%) margin on Company furnished Goods;

(G) an amount not in excess of Two Hundred Thirty-Eight Thousand Dollars ($238,000) to the extent (x) asserted by the Company against H2O for damages owing to the Company pursuant to the Sigonella Contract and (y) to which the Company is unable to reduce by Two Hundred Thirty-Eight Thousand Dollars amounts otherwise owed by the Company to H2O pursuant to the Sigonella Contract; provided however, that such shortfall is not the result of a negotiated settlement with H2O by the Company;

(H) any Claim relating to annual chiller savings shortfalls before or after the Closing Date not in excess of Twelve Thousand Six Hundred Eighty-Six Dollars ($12,686) per annum pursuant to the Ft. Huachuca Contract;

(I) any Claim relating to any amounts in excess of Two Hundred Thousand Dollars ($200,000) (to the extent reserved for on the Closing Balance Sheet) for which the Company is found to be legally obligated to H2O for any damages arising out of the BARC Contract relating to the August 17, 2005 letter from H2O to the Company;

(J) any Claim relating to any failure to deliver any maintenance, measurement or verification report in accordance with any applicable Company Contract which report was to be delivered on or prior to the Closing Date , in excess of any amount reserved therefor, together with a twenty percent (20%) margin thereon (except on assessments of penalties under any such Company Contract);

(K) any Claim relating to the Rand Whitney Project, together with a twenty percent (20%) margin thereon (except on assessments of penalties or judgments under any such Company Contract);

(L) any Claim for which the Seller may be liable pursuant to the UConn Agreement;

(M) any Claim for which Select Energy, Inc. may be liable pursuant to the York Indemnity Agreement for which the Company has not received payment; and

(N) any Claim relating to Seller’s undertakings or liabilities relating to Sections 3.01, 3.03, 3.10, 3.12(c), 3.14, 3.18(a)(v) and (vi), 3.18(b), 3.19, 3.20, 3.24, 7.01(d), 7.03, 7.09, 7.10, 7.12 and 11.02(b)(i), (iii), (iv), (v) and (vi) (the “Exempt Items”).

(c)

Except for the representations and warranties made in Sections 3.16(b)(ii), (d) and (g), 3.18(a)(ii)-(v), 3.20(a), 3.23 and 3.26, any qualification as to Seller's Knowledge contained in this Agreement shall be disregarded for purposes of evaluating whether a representation or warranty has been breached and for establishing liability for the resulting Damages.

11.03

Indemnification by the Buyer

Subject to Section 11.06 below, the Buyer will indemnify , defend and hold harmless the Seller, its Affiliates and their respective officers, directors and shareholders (collectively, the "Seller Indemnified Parties") for all Damages arising out of (i) any breach of any representation or warranty of the Buyer set forth in Article IV of this Agreement, (ii) any breach or non-fulfillment of any covenant or agreement of the Buyer in this Agreement or any other Transaction Document, (iii) the Business, assets, Selected Employees, operations and activities of the Company following the Closing Date, except for Damages for which Seller has expressly agreed to retain liability, or to indemnify any Buyer Indemnified Party in this Agreement or any other Transaction Document, (iv) the claims of any broker or finder engaged or alleged to have been engaged by the Buyer, (v) a claim by a Company’s Employee that the termination of employment of such Company’s Employee was caused by an act of the Buyer in violation of federal or state employment law, with respect to which the Buyer has been found liable pursuant to a final and unappealable determination by a court of competent jurisdiction in which the Buyer has been provided adequate opportunity to defend against such claim, and (vi) any Claim for which the Company may be liable pursuant to the York Indemnity Agreement for which Select Energy, Inc. has not received payment ..

11.04

Time Limitations

(a)

(i) Subject to the following clause (ii), the Seller will have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or agreement under this Agreement, unless, on or before the date eighteen (18) months after the Closing Date, the Buyer notifies the Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer; provided however, that Buyer may assert after such period any claim based upon substantially the same facts upon which a claim was asserted by the Buyer during such period.  (ii) With respect to (A) issues relating to the legal ownership of the Shares, (B) Claims relating to Security, and (C) the Exempt Items, the Seller shall retain indemnification liability pursuant to Article XI until the expiration of all relevant statutes of limitation and applicable tolling periods.

(b)

The Buyer will have no liability (for indemnification or otherwise) with respect to any representation, warranty, covenant or agreement under this Agreement unless, on or before the date eighteen (18) months after the Closing Date, the Seller notifies the Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Seller; provided however, that Seller may assert after such period any claim based upon substantially the same facts upon which a claim was asserted by the Seller during such period.

(c)

If a controversy, claim or dispute arises out of, or relating to, any indemnification claim under Section 11.02 or 11.03 (the "Dispute"), then, within thirty (30) days after its receipt of the indemnification claim, the indemnifying party shall notify the indemnified party in writing of the Dispute, such notice containing sufficient detail to provide the indemnified party with sufficient notice as to the Dispute (the "Dispute Notice").  The parties agree to use their reasonable efforts to resolve the Dispute in accordance with the provisions of, and procedure described in, Section 12.08.  In the event of any such Dispute, the non-Prevailing Party shall pay to the Prevailing Party the reasonable attorney's fees of the Prevailing Party.  "Prevailing Party" shall mean that Party that, following the final and binding determination of the Dispute, if seeking Damages, is awarded any Damages, or, if defending against a claim for Damages, is not required to pay any Damages.  If both Parties are awarded Damages, neither shall be entitled to such fees.

11.05

Limitations on Amount — the Seller

(a)

Except as otherwise explicitly set forth herein, the Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 11.02 that involve Damages unless and until the aggregate amount of all such Damages exceeds Fifty Thousand Dollars ($ 50,000 ) (the "Deductible Amount"), in which case the Seller shall be liable for the aggregate amount of all such Damages in excess of the Deductible Amount.

(b)

Except as set forth in the following clause (c), notwithstanding the foregoing clause (a), the Seller' s aggregate liability (for indemnification or otherwise) with respect to the matters described in Section 11.02 shall not exceed Five Million Dollars ($ 5,000,000).

(c)

With respect to (i) issues relating to the legal ownership of the Shares, and (ii) the Exempt Items, there shall be no limit on the indemnification liability of the Seller pursuant to Article XI or otherwise.

11.06

Limitations on Amount — the Buyer

The Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 11.03 that involve Damages unless and until the aggregate amount of all the Buyer Indemnified Claims exceeds the Deductible Amount, in which case the Buyer shall be liable for the aggregate amount of all such Damages in excess of the Deductible Amount; provided however, that the Buyer's aggregate liability (for indemnification or otherwise) with respect to the matters described in Section 11.03 shall not exceed Five Million Dollars ($5,000,000) ; provided further however, that with respect to amounts payable by the Buyer with respect to the Natick Lease, the Security and the Retained Employees, there shall be no limit on the indemnification liability of the Buyer pursuant to Article XI or otherwise.

11.07

Indemnification Matters Involving Third Parties

(a)

If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under Section 11.02 or Section 11.03, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(b)

Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within twenty (20) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that: (i) the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (iii) if the named parties to any such Third Party Claim (including any impleaded parties) include an Indemnified Party and the Indemnifying Party or one or more other Indemnified Parties, and such Indemnified Party shall have been advised by its counsel in writing that there is a conflict of interest between such Indemnified Party and the Indemnifying Party or any such other Indemnified Party in the conduct of the defense thereof, then in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party.  In the event that the Indemnifying Party fails to assume the defense of a Third Party Claim in the manner provided above in this Subsection 11.07(b), or fails to conduct the defense of a Third Party Claim actively and diligently after such assumption, the

Indemnified Party shall have the right to select counsel of its choice (and at its sole discretion), and the reasonable fees and expenses of such counsel shall be paid by the Indemnifying Party.

(c)

So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with subsection 11.07(b) of this Agreement: (i) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party; and (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

11.08

Certain Other Limitations

(a)

The amount of any Damages for which indemnification is provided under this Article XI shall be net of any actual cash insurance recoveries or recoveries of indemnities from any Third Parties (and no right of subrogation shall accrue to any insurer hereunder).  If a Party obtains such a recovery, such Party's indemnity claim shall not be offset to the extent of the Party's expenses in obtaining such recovery.

(b)

Each Person entitled to indemnification hereunder or otherwise to Damages in connection with the transactions contemplated in this Agreement shall take all commercially reasonable steps to mitigate all Damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Damages that are indemnifiable or recoverable hereunder or in connection herewith.  In the event that two or more indemnifications apply to the same Claim, the Indemnifying Party shall pay the maximum amount payable under any such indemnification without duplication.

11.09

Indemnification Exclusive Remedy

The Buyer and the Seller acknowledge and agree that, except for fraud and for the enforcement of rights and obligations with respect to any covenants or agreements which are to be performed following the Closing Date pursuant to this Agreement, their sole and exclusive remedy with respect to any and all Damages relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article XI and any other explicit reference to indemnification, liability, responsibility, the bearing of costs or similar allocation of financial obligation set forth in this Agreement or any other Transaction Document.  In furtherance of the foregoing, the Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Seller or the Company in law or equity, except such rights, claims and causes of action based upon this Agreement or any other Transaction Document and the Seller hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Buyer in law or equity except such rights, claims and causes of action based upon this Agreement, or any other Transaction Document.

11.10

Limitations on Damages

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE LIABILITY OF ANY PARTY UNDER THIS AGREEMENT (WHETHER AS AN INDEMNIFYING PARTY OR OTHERWISE) SHALL NOT EXCEED THE ACTUAL DAMAGES OF THE OTHER PARTY (OR THE PARTY ENTITLED TO INDEMNIFICATION) AND SHALL NOT OTHERWISE INCLUDE INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR OTHER SIMILAR DAMAGES, OTHER THAN COMPENSATORY DAMAGES.

XII.

GENERAL PROVISIONS

12.01

Expenses; Late Payments

Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party. Except as otherwise expressly provided in this Agreement, each payment required to be made to a Party hereto under this Agreement shall bear daily interest at the lower of (i) a monthly rate of one and one half  percent (1.5%) or (ii) the highest allowable annual interest rate under applicable law.

12.02

Public Announcements

Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Buyer and the Seller jointly shall determine.  Unless consented to in advance by the Buyer or the Seller, as the case may be, or required by Legal Requirements, prior to the Closing Date, the Buyer and the Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.  The Buyer and the Seller will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the transactions.

12.03

Confidentiality

Between the date of this Agreement and the Closing Date, each Party will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of such Party to maintain in confidence, and not to use to the detriment of another Party any written, oral, or other information obtained in confidence from another Party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with an applicable Legal Requirement or any Proceeding.  If the transactions contemplated hereby are not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request.  Prior to and after the Closing Date, the Buyer and the Seller shall be bound by the terms and conditions of any written agreement to which the Buyer or the Seller is a party concerning the confidential treatment of any information or materials of either party, including, but not limited to, the Confidentiality Agreement ..

12.04

Notices

All notices and other communications provided for hereunder shall be in writing, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes (a) three (3) Business Days after being mailed by first class certified or registered mail, postage prepaid, (b) the next Business Day after being sent by nationally recognized overnight courier for next Business Day delivery, (c) when personally delivered, or (d) upon confirmed receipt when made by facsimile transmission, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may hereafter designate by similar notice to the other parties):

If to the Seller:

John J. Roman

Director--Accounting

NU Enterprises, Inc.

107 Selden Street

Berlin, CT 06070

Facsimile: (860) 665-2807

With a copy to:

Gerald Garfield, Esq.

Day, Berry & Howard LLP

CityPlace I

Hartford, CT  06103-3499

Facsimile: (860) 275-0343

If to the Buyer:

Ameresco, Inc.

111 Speen Street

Framingham, MA 01701

Attn: General Counsel

Facsimile: (508) 661-2201

12.05

Further Assurances

Each Party shall (a) furnish upon request to the other such further information, (b) execute and deliver to the other such other documents, and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.06

Waiver

The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.07

Entire Agreement and Modification

Except for the Confidentiality Agreement, which remains in full force and effect, this Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.  This Agreement may not be amended or modified except by a written agreement duly executed by each of the Parties hereto.

12.08

Dispute Resolution

Except as may otherwise be specifically provided herein:

(a)

The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy.  Any Party may give the other Party written notice of any dispute not resolved in the normal course of business.  Such notice shall include: (a) a statement of that Party's position and a summary of arguments supporting that position; and (b) the name and title of the executive who will be representing that Party and of any other Person who will accompany the executive.  Within fifteen (15) days after delivery of the notice, the receiving Party shall respond with: (i) a statement of that Party's position and a summary of arguments supporting that position; and (ii) the name and title of the executive who will represent that Party and of any other Person who will accompany the executive.  Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the other will be honored.  All negotiations pursuant to this Section 12.08 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable law and rules of evidence.

(b)

If the dispute has not been resolved by negotiation within forty-five (45) days after the disputing Party's notice, or if the Parties fail to meet within thirty (30) days, each as contemplated herein, the Parties shall endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure; provided, however, that if one Party fails to participate as provided herein, the other Party can initiate mediation prior to the expiration of the forty-five (45) days.  Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.

12.09

Assignments, Successors and No Third Party Rights

No Party may assign this Agreement or any of its rights or obligations under this Agreement without the prior consent of the other Party, and any purported assignment without a consent shall be void ; provided, however that Seller may, after notice to, but without such prior consent of, the Buyer, assign this Agreement to the Parent; and provided further that the Buyer may collaterally assign this Agreement to any Persons providing financing to the Buyer, in which event the Seller agrees, upon the request of any such Person, to provide to such Person such consent to such assignment and such customary documentation thereof as such Person may reasonably request ..  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

12.10

Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11

Section Headings; Construction; Conflicts

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All bare references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.  In the event of any conflict between the provisions of this Agreement and the provisions of any other Transaction Document, the provisions of this Agreement shall prevail.

12.12

Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13

Governing Law

This Agreement will be governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of laws principles. Subject to Section 12.08, any litigation arising out of this Agreement or any of the Transaction Documents shall be resolved exclusively by the state or federal courts sitting in Suffolk Country, Massachusetts, and each Party hereby irrevocably submits to the jurisdiction of any such court.

12.14

Execution of Agreement; Counterparts

This Agreement and any amendment hereto may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  The exchange of copies of this Agreement or amendments thereto and of executed signature pages by facsimile transmission or by email transmission in portable document format shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes.  Signatures of the Parties transmitted by facsimile or by email in portable document format shall be deemed to be their original signatures for all purposes.

12.15

Co-Signer.

Northeast Utilities, as co-signer of this Agreement, does so solely for the purpose of (a) making the representations it makes in Article III and (b) accepting joint and several liability with the Seller for any and all obligations arising under, growing out of, or connected with this Agreement, and for no other reason, and execution hereof by Northeast Utilities shall not constitute a guaranty.  No shareholder or trustee of Northeast Utilities shall be held to any liability whatsoever for any obligation under this Agreement, and this Agreement shall not be enforceable against any such shareholder or trustee in their or his or her individual capacities or capacity.  This Agreement shall be enforceable against the trustees of Northeast Utilities only as such, and every person, firm, association, trust or corporation having any claim or demand arising under this Agreement and relating to Northeast Utilities, its shareholders or trustees shall look solely to the trust estate of Northeast Utilities for the payment or satisfaction thereof.

IN WITNESS WHEREOF, each of the Parties and Northeast Utilities has duly executed and delivered this Agreement as of the date first written above.

BUYER

AMERESCO, INC.

By: /s/ George P. Sakellaris
Name: George P. Sakellaris
Title: President & CEO

SELLER

NU ENTERPRISES, INC.

By: /s/ John J. Roman
Name: John J. Roman
Title: Director--Accounting, NUEI

CO-SIGNER

NORTHEAST UTILITIES

By: /s/ David R. McHale
Name: David R. McHale
Title: Senior Vice President and
Chief Financial Officer